UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Alliance Data Systems Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Alliance Data Systems Corporation intends to release definitive copies of the proxy statement to stockholders on or about April 21, 2016.

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

DATE & TIME:	PLACE:
Tuesday, June 7, 2016	7500 Dallas Parkway, Suite 700
1:00 p.m., local time	Plano, Texas 75024

ITEMS OF BUSINESS:
01	to elect eight directors
02	to hold an advisory vote on executive compensation
03	to amend the company's certificate of incorporation to eliminate restrictions on removal of directors
04	to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2016
05	to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof

RECORD DATE:
April 8, 2016

HOW TO VOTE:

online	phone	mail	in person

You are cordially invited to attend the meeting, but whether or not you expect to attend in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote in person if you attend the meeting, even if you have given your proxy. Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

The Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying proxy card, notice of meeting and annual report on Form 10-K for the year ended December 31, 2015 were first mailed on or about April __, 2016 to all stockholders of record as of April 8, 2016. Our only voting securities are shares of our common stock, of which there were [  ] shares outstanding as of April 8, 2016. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices at 7500 Dallas Parkway, Suite 700, Plano, Texas 75024 and at the annual meeting.

By order of the Board of Directors,
/s/ Joseph L. Motes III
Joseph L. Motes III	April __, 2016
Corporate Secretary	Plano, Texas

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders Meeting to be Held on June 7, 2016:
This proxy statement and annual report on Form 10-K for the year ended December 31, 2015 are available at __.

CONTENTS

01	Agenda and Voting Recommendations
02	Election of Directors (Item 1 on Proxy Card)
05	Corporate Governance
13	Executive Officers
14	Compensation Committee Report
15	Compensation Discussion and Analysis
32	Director and Executive Officer Compensation
44	Security Ownership of Certain Beneficial Owners
46	Advisory Vote on Executive Compensation (Item 2 on Proxy Card)
47	Amendment of the Certificate of Incorporation (Item 3 on Proxy Card)
49	Audit Committee Report
50	Ratification of the Independent Public Accounting Firm (Item 4 on Proxy Card)
52	Additional Information
52	Questions and Answers about the Proxy Process
56	Section 16(A) Beneficial Ownership Reporting Compliance
56	Incorporation by Reference
56	Householding of Annual Meeting Materials
58	Other Matters
59	Appendix A (Reconciliation of Non-GAAP Information)
60	Appendix B (Amendment to Certificate of Incorporation)

AGENDA AND VOTING
RECOMMENDATIONS

Item 01  election of directors

√ The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the following eight director nominees:

Bruce K. Anderson
Roger H. Ballou
D. Keith Cobb
E. Linn Draper, Jr., Ph.D.
Edward J. Heffernan
Kenneth R. Jensen
Robert A. Minicucci (Chair)
Laurie A. Tucker

Item 02  advisory vote to approve executive compensation

√ The Board of Directors unanimously recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement.

Item 03  amendment of the certificate of incorporation

√ The Board of Directors unanimously recommends that stockholders vote FOR the amendment of the Second Amended and Restated Certificate of Incorporation, as amended, to eliminate restrictions on removal of directors.

Item 04  ratification of the selection of the independent registered public accounting firm

√ The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2016.
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01

PROPOSAL ONE:
election of directors

Our nominating/corporate governance committee has recommended to our board of directors and our board of directors has nominated the following eight individuals, Bruce K. Anderson, Roger H. Ballou, D. Keith Cobb, E. Linn Draper, Jr., Ph.D., Edward J. Heffernan, Kenneth R. Jensen, Robert A. Minicucci and Laurie A. Tucker, for election as a director, each to hold office for a term of one year until the annual meeting of stockholders in 2017 and until his or her respective successor is duly elected and qualified. Each of the director nominees is currently serving as a member of our board of directors.

Charles L. Horn and Laura Santillan, and each of them, as proxies, will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Our board of directors has no reason to believe that any nominee will be unable to serve if elected. If a quorum is present, directors are elected by a majority of the votes cast, in person or by proxy. This means that the eight nominees will be elected if they receive more "For" votes than "Against" votes. Votes marked "For" a nominee will be counted in favor of that nominee. Votes marked "Abstain" will have no effect on the vote since a majority of the votes cast at the annual meeting is required for the election of each nominee. Stockholders may not cumulate their votes with respect to the election of directors. In accordance with Section 3.3.1 of our bylaws, any nominee who is currently serving as a director and does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken. The board of directors will publicly disclose its decision to accept or reject such resignation and its rationale within 90 days from the date of certification of the director election results.

√ The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the eight director nominees.
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Bruce K. Anderson Compensation Committee Age: 76
Mr. Anderson has served as a director since August 1996. He co-founded the investment firm Welsh, Carson, Anderson & Stowe, or WCAS, and has been a general partner of WCAS since March 1979. Prior to that, he served for nine years with Automatic Data Processing, Inc., or ADP, where, as executive vice president and a director of ADP and president of ADP International, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with International Business Machines Corporation, or IBM. Mr. Anderson served as a director of Amdocs Limited from 1997 until 2012. He holds a Bachelor's degree from the University of Minnesota. Mr. Anderson has demonstrated executive leadership skills as well as having first-hand knowledge of Alliance Data and its industry based on his experience as a member of our board of directors since our inception in 1996. Due to Mr. Anderson's qualifications and contributions to our board of directors, and pursuant to the company's Corporate Governance Guidelines and, specifically, the company's director retirement and term limits, the board of directors has affirmatively determined it to be in the company's and stockholders' best interests that Mr. Anderson stand for re-election notwithstanding that he has attained the age of 75.

Roger H. Ballou Audit Committee Nominating/Corporate Governance Committee (Chair) Executive Committee Age: 64
Mr. Ballou has served as a director since February 2001. Mr. Ballou served as the chief executive officer and a director of CDI Corporation, a public company engaged in providing staffing and outsourcing services, from October 2001 until January 2011. He was a self-employed consultant from October 2000 to October 2001. Before that time, Mr. Ballou had served as chairman and chief executive officer of Global Vacation Group, Inc. from April 1998 to September 2000. Prior to that, he was a senior advisor for Thayer Capital Partners from September 1997 to April 1998. From April 1995 to August 1997, he served as vice chairman and chief marketing officer, then as president and chief operating officer, of Alamo Rent-a-Car, Inc. Mr. Ballou is also currently a director of Fox Chase Bank and RCM Technologies, Inc. Mr. Ballou holds a Bachelor's degree from the Wharton School of the University of Pennsylvania and an MBA from the Tuck School of Business at Dartmouth. Mr. Ballou brings banking industry experience to his service on our board of directors. In addition, Mr. Ballou has served in a variety of executive level positions, including with a large public company in a similar industry.

D. Keith Cobb Audit Committee (Chair) Age: 75
Mr. Cobb has served as a director since June 2004. Mr. Cobb has served as a business consultant and strategic advisor for a number of companies since 1996. He spent 32 years as a practicing certified public accountant for KPMG, LLP, including as the National Managing Partner – Financial Services and as a senior member of the firm's management committee. Mr. Cobb was vice chairman and chief executive officer of Alamo Rent-a-Car, Inc. from 1995 until 1996. Mr. Cobb is currently a director of the Wayne Huizenga Graduate School of Business and Entrepreneurship at Nova Southeastern University. He completed a six-year term on the board of the Federal Reserve Bank of Atlanta, Miami Branch in 2002. Mr. Cobb served as a director of BBX Capital Corporation from 2003 until 2013, and of BFC Financial Corporation from 2004 until 2013. Mr. Cobb holds a Bachelor's degree from the University of Southern Mississippi. Mr. Cobb's qualifications include extensive accounting and executive-level business experience, with a particular focus on the banking and financial services industries. Due to Mr. Cobb's qualifications and contributions to our board of directors, and pursuant to the company's Corporate Governance Guidelines and, specifically, the company's director retirement and term limits, the board of directors has affirmatively determined it to be in the company's and stockholders' best interests that Mr. Cobb stand for re-election notwithstanding that he has attained the age of 75.

E. Linn Draper, Jr., Ph.D. Compensation Committee (Chair) Age: 74
Dr. Draper has served as a director since February 2005. He has served in an executive and directoral capacity for a number of companies since 1980. Dr. Draper was chairman of the board of American Electric Power Company, Inc., or AEP, for 11 years until his retirement from AEP in 2004, and served as president and chief executive officer of AEP from 1993 to 2003. He was the president of the Ohio Valley Electric Corporation from 1992 until 2004, and was the chairman, president and chief executive officer of Gulf States Utilities Company from 1987 to 1992. Dr. Draper is a director of Alpha Natural Resources, Inc. and NorthWestern Corporation. Dr. Draper also serves on the University of Texas Engineering Advisory Board. Dr. Draper was a director of Temple-Inland Inc. from 2004 until 2012, and of TransCanada Corporation from 2005 until 2013. He holds two Bachelor's degrees from Rice University and a Doctorate from Cornell University. Dr. Draper has extensive experience serving as an advisor and as a director, including compensation committee experience. In addition, Dr. Draper has had executive-level experience in a highly regulated industry environment.

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Edward J. Heffernan President Chief Executive Officer Executive Committee Age: 53
Mr. Heffernan, president and chief executive officer, joined us in May 1998, and has served as a director since June 2009. From May 2000 until March 2009, Mr. Heffernan served as an executive vice president and chief financial officer and, prior to that, he was responsible for mergers and acquisitions. Before joining us, he served as vice president, mergers and acquisitions, for First Data Corporation from October 1994 to May 1998. Prior to that, he served as vice president, mergers and acquisitions for Citicorp from July 1990 to October 1994, and prior to that he served in corporate finance at Credit Suisse First Boston from June 1986 until July 1990. Mr. Heffernan's other board activities are focused solely in the not-for-profit sector, and specifically those areas identified by our associates as most meaningful to them: children's health and education. He is currently chairman of the board of Children's Health System of Texas (parent company of Children's Medical Centers), serves on the board of trustees of The Shelton School of Dallas (for learning different children) as well as holding board positions in higher education at Wesleyan University and Columbia Business School. Mr. Heffernan holds a Bachelor's degree from Wesleyan University and an MBA from Columbia Business School. Mr. Heffernan's role as our former chief financial officer and current chief executive officer provides a link to the company's management and a unique level of insight into the company's operations.

Kenneth R. Jensen Audit Committee Executive Committee Age: 72
Mr. Jensen has served as a director since February 2001. Mr. Jensen has served as a business consultant and strategic advisor for a number of companies since July 2006. Mr. Jensen served as the executive vice president, chief financial officer, treasurer and assistant secretary of Fiserv, Inc., a public company engaged in data processing outsourcing, from July 1984 until June 2006. He was named senior executive vice president of Fiserv in 1986. Mr. Jensen was a director of Fiserv, Inc. from 1984 until 2007, of United Capital Financial Partners, Inc. from 2008 until 2013, and of Transfirst Group Holdings, Inc. from 2009 until 2014. Mr. Jensen holds a Bachelor's degree from Princeton University in Economics, an MBA from the University of Chicago in Accounting, Economics and Finance and a Ph.D. from the University of Chicago in Accounting, Economics and Finance. Mr. Jensen possesses both strong academic credentials as well as extensive executive leadership experience at a public company in a similar industry, including specifically an understanding of accounting and finance issues.

Robert A. Minicucci Chair of the Board Nominating/Corporate Governance Committee Compensation Committee Executive Committee Age: 63
Mr. Minicucci, chair of the board, has served as a director since August 1996. Mr. Minicucci joined Welsh, Carson, Anderson & Stowe, or WCAS, in August 1993, served as a general partner of WCAS and continues to serve as a general partner for certain of the WCAS limited partnerships. Before joining WCAS, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Prior to joining First Data Corporation, Mr. Minicucci was treasurer and senior vice president of American Express Company. Mr. Minicucci served as a director of Retalix Ltd. from 2009 until 2013. Mr. Minicucci is currently the chairman of the board of directors of Amdocs Limited and serves as a director of Paycom Inc. Mr. Minicucci holds a Bachelor's degree from Amherst College and an MBA from Harvard Business School. Mr. Minicucci has demonstrated executive leadership skills in a similar industry and has first-hand knowledge of the company based on his experience as a member of our board of directors since our inception in 1996.

Laurie A. Tucker Nominating/Corporate Governance Committee Age: 59
Ms. Tucker has served as a director since June 2015. Ms. Tucker has served as the founder and chief strategy officer for marketing consultancy firm, Calade Partners LLC since January 2014. Ms. Tucker served as the senior vice president-corporate marketing of FedEx Services, Inc., a subsidiary of FedEx Corporation, a public company engaged in transportation, e-commerce and business services, from 2000 to 2013 and was employed by FedEx in various capacities of increasing experience and responsibilities since 1978. Ms. Tucker was a director of Iron Mountain Incorporated from 2007 until 2014. Ms. Tucker holds a Bachelor's degree and an MBA from the University of Memphis. Ms. Tucker has demonstrated executive leadership skills at a large multinational public company, including extensive knowledge of e-commerce and customer technology, customer service and corporate marketing strategies.

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CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES:

We are managed under the direction of our board of directors. Under our bylaws, the size of our board of directors may be between six and twelve. We currently have eight directors, including seven non-employee directors. Assuming the stockholders approve Proposal One: Election of Directors, we will continue to have eight directors, including seven non-employee directors. See also "Director Independence" below.

All directors are elected each year and serve a one-year term. Our board of directors presently has four regular committees, consisting of the audit committee, the compensation committee, the nominating/corporate governance committee and the executive committee. The charters for each of these committees, as well as our Corporate Governance Guidelines and our Codes of Ethics for our Senior Financial Executives, CEO, Directors and employees, are posted on our web site at http://www.alliancedata.com.

During 2015, the board of directors met six times, the audit committee met twelve times, the compensation committee met five times and the nominating/corporate governance committee met four times. Each of our directors attended at least 75% of the meetings of the board of directors and their respective regular committees. It is our policy that the director nominees who are up for election at the annual meeting attend the annual meeting, and all director nominees attended the 2015 annual meeting of stockholders.

Name	Independent	Committee Membership
		Audit	N&CG	Compensation	Executive
Bruce K. Anderson	√			√
Roger H. Ballou	√	√	Chair		√
D. Keith Cobb	√	Chair
E. Linn Draper, Jr., Ph.D.	√			Chair
Edward J. Heffernan					√
Kenneth R. Jensen	√	√			√
Robert A. Minicucci (Chair)	√		√	√	√
Laurie A. Tucker	√		√

Audit Committee:
Members: Roger H. Ballou D. Keith Cobb Kenneth R. Jensen Chair: D. Keith Cobb 2015 Meetings: 12 2015 Attendance: 97%
The primary function of the audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of both our internal audit department and the independent registered public accounting firm. In addition, the audit committee has sole responsibility to: (1) prepare the audit committee report required by the Securities and Exchange Commission ("SEC") for inclusion in our annual proxy statement; (2) appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm; (3) approve audit and permissible non-audit services to be performed by our independent registered public accounting firm; (4) review and approve related party transactions; and (5) establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding any questionable accounting or auditing matters. The audit committee adopted and will periodically review the written charter that specifies the scope of the audit committee's responsibilities. Our audit committee members do not simultaneously serve on the audit committees of more than two other public companies. Also, as discussed under the caption "Risk Oversight Function of the Board of Directors" below, the audit committee has the primary responsibility to evaluate the risk information provided by management and to report to the full board of directors those material strategic, financial, compliance, operational and enterprise risks that the audit committee believes appropriate for review by the full board of directors.

The audit committee includes three independent members of our board of directors, as such independence is defined by applicable requirements of the New York Stock Exchange ("NYSE"), the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC. As determined by our board of

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directors, assuming the stockholders approve Proposal One: Election of Directors, all members of the audit committee are, and will continue to be, financially literate and audit committee financial experts, as defined by the SEC, with accounting or related financial management expertise as required by the NYSE. Each of Mr. Cobb, who currently serves as chair of the audit committee, Mr. Ballou and Mr. Jensen is an audit committee financial expert, as defined by the SEC, because each has an understanding of generally accepted accounting principles ("GAAP") and financial statements. Each of Mr. Cobb, Mr. Ballou and Mr. Jensen has an understanding of the general application of GAAP, including the ability to assess the accounting for estimates, accruals and reserves. Each has experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities. Each of Mr. Cobb, Mr. Ballou and Mr. Jensen has an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. Each acquired these attributes through education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, as applicable, or experience in one or more positions that involve the performance of similar functions. Each has also had experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

Compensation Committee:
Members: Bruce K. Anderson E. Linn Draper, Jr. Robert A. Minicucci Chair: E. Linn Draper, Jr. 2015 Meetings: 5 2015 Attendance: 100%
The compensation committee consists of non-employee directors who are independent as defined by applicable requirements of the NYSE, the SEC and the Internal Revenue Service.

The compensation committee's primary function is to oversee matters relating to compensation and our benefit plans. Specifically, the compensation committee's responsibilities include, among other duties, the responsibility to: (1) annually review the compensation levels of the members of our executive committee of management; (2) set salaries for the members of our executive committee of management, and recommend such matters to the board of directors with respect to our chief executive officer; (3) determine target levels of incentive compensation and corresponding performance objectives, and recommend such matters to the board of directors with respect to our chief executive officer; (4) review and approve our compensation philosophy, programs and plans for associates generally; (5) periodically review director compensation practices and recommend to the board of directors appropriate revisions to such practices; (6) administer specific matters with respect to our equity and certain other compensation plans; and (7) review disclosure related to executive and director compensation in our proxy statements and discuss the Compensation Discussion and Analysis annually with management. For a discussion about the compensation committee's risk oversight in our compensation program design, see "Assessment of Risk in Compensation Program Design" contained in the Compensation Discussion and Analysis below.

With the assistance of an external executive compensation consultant, target compensation amounts for the members of our executive committee of management are determined by the compensation committee and, with respect to our chief executive officer, by the board of directors. Typically, our chief executive officer makes compensation recommendations to the compensation committee with respect to the other members of our executive committee of management. The compensation committee may accept or adjust the chief executive officer's recommendations in its sole discretion and also makes a recommendation regarding the chief executive officer's compensation to the full board of directors. The chief executive officer does not make any recommendations to the compensation committee or to the board of directors relating to performance measures, targets or similar items that affect his own compensation. Moreover, the chief executive officer excuses himself from any discussions of his own compensation during board of directors and compensation committee meetings. Material changes to pay levels for individuals are typically made only upon a significant change in job responsibilities.

The compensation committee sets the total direct compensation targets for the members of our executive committee of management immediately prior to the beginning of each year. This timing allows us to consider the performance of the company and each potential recipient in the prior year, as well as expectations for the upcoming year. Performance-based non-equity incentive compensation and long-term equity incentive compensation are awarded as early as practicable in the year, contingent upon the availability of the prior year's financial results, in order to maximize the time period over which the applicable performance incentives apply. Consistent with our practice of granting equity-based awards for new hires, promotions and associates that have joined the company as a result of a merger or acquisition on a date certain each month (currently the 15th of each month), with long-term equity incentive compensation awards for executive officers made on February 15 (or if February 15 falls on a weekend or holiday, the next business day) of each year, or

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such other pre-determined date following release of the company's earnings for the prior fiscal year as is appropriate. In the event there exists material information that we have not yet disclosed, the compensation committee may delay or defer the grant of any equity-based awards until all disclosures are current.

The compensation committee has the authority to delegate certain of its responsibilities under our compensation and benefits plans. Under our compensation plans, the compensation committee generally may delegate administrative functions to members of management and may delegate other responsibilities under the plans to the extent permitted by applicable law. The compensation committee generally may not delegate (1) responsibilities with regard to participants subject to Section 16 of the Securities Exchange Act of 1934, as amended; (2) the responsibility to certify the satisfaction of applicable performance objectives set under the plans; or (3) responsibilities with regard to the compensation practices of the company.

In 2015, the compensation committee directly engaged the assistance of an external executive compensation consultant, Meridian Compensation Partners, LLC ("Meridian"). Meridian was selected as the advisor to the compensation committee based on industry knowledge and their overall breadth of experience in advising on matters of executive compensation. The compensation committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In particular, Meridian assisted the compensation committee in 2015 with competitive market analysis, peer assessment, consultation and review of compensation policies and practices.

Our compensation committee is currently composed of Messrs. Anderson, Draper and Minicucci, who are non-employee directors. No member of the compensation committee is or has ever been one of our officers or employees. No interlocking relationship exists between our executive officers or the members of our compensation committee and the board of directors or compensation committee of any other company.

Nominating/Corporate Governance Committee:
Members: Roger H. Ballou Robert A. Minicucci Laurie A. Tucker Chair: Roger H. Ballou 2015 Meetings: 4 2015 Attendance: 100%
The primary functions of the nominating/corporate governance committee are to: (1) assist the board of directors by identifying individuals qualified to become board members and to recommend to the board of directors the director nominees for the next annual meeting of stockholders (or to fill vacancies); (2) recommend to the board of directors the director nominees for each committee; (3) develop and recommend to the board of directors a set of corporate governance principles applicable to us and to re-evaluate these principles on an annual basis; and (4) lead the board of directors in its annual review of both the board of directors' performance and the Corporate Governance Guidelines. The nominating/corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The nominating/corporate governance committee reviews with the board of directors the desired experience, mix of skills and other qualities, including diversity of race/ethnicity and gender, to assure appropriate board of directors composition, taking into account the current directors and the specific needs of our company and the board of directors. The nominating/corporate governance committee also reviews and monitors the size and composition of the board of directors and its committees to ensure that the requisite number of directors are "independent directors," "non-employee directors" and "outside directors" within the meaning of any rules and laws applicable to us. The members of the nominating/corporate governance committee are independent as defined by applicable requirements of the NYSE and rules and regulations of the SEC.

How does the board of directors identify candidates for nomination to the board of directors?

The nominating/corporate governance committee identifies nominees by first evaluating the current members of our board of directors willing to continue in service. Current members of our board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining relevant new skills, experience or perspective. The nominating/corporate governance committee has two primary methods, other than those proposed by our stockholders, as discussed below, for identifying new candidates for possible inclusion in our recommended slate of director nominees. First, on a periodic basis, the nominating/corporate governance committee solicits ideas for possible candidates from a number of sources — members of our board of directors, individuals personally known to either our senior level executives or the members of the board of directors, and research, including database or Internet

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searches.

Second, the nominating/corporate governance committee may from time to time use its authority under its charter to retain, at our expense, one or more third-party search firms to identify candidates. If the nominating/corporate governance committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board of directors, the nominating/corporate governance committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the nominating/corporate governance committee.

In addition to the methods described above, any of our stockholders entitled to vote for the election of directors may nominate one or more persons for election to our board of directors at an annual meeting of stockholders if the stockholder complies with the nomination requirements set forth in our bylaws and any applicable rules and regulations of the SEC. In accordance with Section 3.4 of our bylaws, for consideration at our 2017 annual meeting, such nominations must be made by notice in writing and received by our Corporate Secretary no sooner than January 8, 2017 and no later than February 7, 2017. Such nominations will not be included in the proxy statement and form of proxy distributed by the board of directors. Each such notice must comply with the requirements set forth in our bylaws. In addition, a stockholder who wishes to recommend a prospective nominee for our nominating/corporate governance committee to consider for election to our board of directors may notify our Corporate Secretary as set forth below in writing with whatever supporting material the stockholder considers appropriate. Nominations and recommendations should be addressed to: Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How does the board of directors evaluate candidates for nomination to the board of directors?

The nominating/corporate governance committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. Once the nominating/corporate governance committee has identified a candidate, the nominating/corporate governance committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on information provided to the nominating/corporate governance committee with the recommendation of the candidate, as well as the nominating/corporate governance committee's own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the minimum and desired qualifications set forth in the Corporate Governance Guidelines, as posted on our web site at http://www.alliancedata.com, as well as the applicable qualification requirements of the NYSE and the SEC. There are no firm prerequisites to qualify as a candidate for our board of directors, but we seek a diverse group of candidates who possess the requisite background, knowledge, experience, expertise and time, as well as, where appropriate, diversity with respect to race/ethnicity and gender, that would strengthen and increase the diversity, skills and qualifications of the board of directors. We seek director candidates with time to make a significant contribution to the board of directors, to our company, and to our stockholders. Each member of our board of directors is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors are expected to attend meetings of the board of directors and the board committees on which they serve and to spend the time needed to prepare for meetings. If the nominating/corporate governance committee determines, in consultation with the chair of the board of directors and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate's background and experience and to report its findings to the nominating/corporate governance committee.

The nominating/corporate governance committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors and the need for audit committee expertise. In connection with this evaluation, the nominating/corporate governance committee determines whether to interview the candidate, and if warranted, one or more members of the nominating/corporate governance committee, and others as appropriate, will interview candidates in person or by telephone. After completing this evaluation and interview, and the evaluations of other candidates, the nominating/corporate governance committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors, and the board of

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directors determines the nominees to be recommended to our stockholders after considering the recommendation and report of the nominating/corporate governance committee.

The nominating/corporate governance committee evaluated and recommended to our full board of directors, and our board of directors approved, the director nominees submitted for election at the 2016 annual meeting of our stockholders. The nominating/corporate governance committee and the board of directors determined that each nominee brings a strong and unique background and set of skills to our board of directors, enhancing, as a whole, our board of directors' competence and experience in a variety of areas, including executive management and board service, internal controls and corporate governance, an understanding of industries in which we operate, as well as risk assessment and management. Specifically, in nominating these eight directors for election at the 2016 annual meeting of our stockholders, the nominating/corporate governance committee and our board of directors considered such directors' past service on our board of directors, as applicable, and its committees and the information discussed in each of such directors' individual biographies set forth above. Our board of directors unanimously recommends that our stockholders vote in favor of each of these director nominees.

Executive Committee:
Members: Roger H. Ballou Edward J. Heffernan Kenneth R. Jensen Robert A. Minicucci 2015 Meetings: 0 2015 Attendance: N/A
The executive committee has the authority to approve acquisitions, divestitures, capital expenditures and leases that were not included in the budget approved by the board of directors, with a total cost of up to $20 million, provided that prior notice of all acquisitions is given to the full board of directors. The executive committee did not meet during 2015.

EXECUTIVE SESSION:

We regularly conclude our board of directors' meetings with executive sessions. First, the chief executive officer leads the board of directors in a director-only executive session. After the chief executive officer leaves the meeting, Mr. Minicucci, the chair of the board, then leads the non-management members of the board of directors in an executive session. Each committee meeting may also conclude, at the election of such committee members, with an executive session.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE:

Section 4.6 of our bylaws requires the board of directors to select a chair of the board from among the directors. Since December 2009, Mr. Minicucci has served as non-executive chair of the board. Mr. Minicucci has been a board member since our inception and had previously served in the lead director capacity since 2002. As stated in our Corporate Governance Guidelines, we believe having a non-executive chair is the best practice.

RISK OVERSIGHT FUNCTION OF THE BOARD OF DIRECTORS:

Management is responsible for the day-to-day handling of risks our company faces, while our board of directors, as a whole and through its committees, has overall responsibility for the oversight of risk management. The audit committee of the board of directors has the primary responsibility to oversee the company's enterprise risk framework, to evaluate the risk information provided by management and the risk management group and to report to the full board of directors those material risks appropriate for escalation that might adversely affect the achievement of our strategic, financial, compliance, operational and enterprise objectives. Our risk management group consists of core risk personnel, as well as dedicated personnel within each business segment. Collectively, this group works with the segment business leaders to identify, assess, respond to and monitor internal and external risks.

Further, consideration is given to interrelated risks and emerging risk themes across the enterprise to provide an integrated risk view and enhanced reporting to the audit committee regarding key risks faced by the enterprise and highlighting those critical risks that may be appropriate for deeper review by the board of directors, based on a combination of the likelihood of occurrence of the risk, the potential impact of the risk and the presence of mitigating controls. This summary is provided to the audit committee and the board of directors and reviewed in-
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depth with the audit committee at least semi-annually. In addition, the board of directors is informed of each committee's risk oversight and related activities through regular oral reports from each committee chair and committee meeting minutes are available for review by any director. Finally, on at least an annual basis, our board of directors reviews our long-term strategic plans, including discussion of strategic, operational and competitive risks.

For a discussion about risk oversight in our compensation program design, see "Assessment of Risk in Compensation Program Design" contained in Compensation Discussion and Analysis below.

DIRECTOR INDEPENDENCE:

We have adopted general standards for determination of director independence that are consistent with the NYSE listing standards. For a director to be deemed independent, the board of directors must affirmatively determine that the director has no material relationship with us or our affiliates or any member of our senior management or his or her affiliates. This determination is disclosed in the proxy statement for each annual meeting of our stockholders. In making this determination, the board of directors applies the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of our company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim chair or chief executive officer or other executive officer will not disqualify a director from being considered independent following that employment.

•
A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $120,000 in compensation. Compensation received by a director for former service as an interim chair, chief executive officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee for us will not be considered in determining independence under this test.

•
A director: (1) who is a current partner, or whose immediate family member is a current partner, of a firm that is our company's internal or external auditor; (2) who is a current employee of such a firm; (3) who has an immediate family member who is a current employee of such a firm and who personally works on our company's audit; or (4) who was, or whose immediate family member was, a partner or employee of such firm and personally worked on our company's audit may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our current executive officers serve on that company's compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•
A director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

•
For relationships not covered by the guidelines above, the determination of whether the relationship is material and, therefore, whether the director would be independent, is made by the board of directors. The board of directors annually reviews the independence of its non-employee directors. Directors have an affirmative obligation to inform the board of directors of any material changes in their circumstances or relationships that may impact their designation as "independent."

The board of directors undertook a review of director independence and considered transactions and relationships between each of the director nominees and us (including our subsidiaries and our senior management). As a result of this review, the board of directors affirmatively determined that, as of the record date for the 2016 annual meeting, none of Messrs. Anderson, Ballou, Cobb, Draper, Jensen or Minicucci nor Ms. Tucker has a material relationship with us and, therefore, each is independent as defined by the rules and regulations of the SEC, the listing standards of the NYSE and Internal Revenue Code ("IRC") Section 162(m).
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COMMUNICATIONS WITH THE BOARD OF DIRECTORS:

We welcome and encourage stockholder communication with the board of directors. The board of directors provides a process for stockholders and interested parties to send communications to the board of directors or any individual director. Stockholders and interested parties may forward communications to the board of directors or any individual director through the Corporate Secretary. Communications should be addressed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. All communications will be compiled by the office of the Corporate Secretary and submitted to the board of directors or the individual directors on a periodic basis. Stockholders and interested parties may also submit questions or comments, on an anonymous basis if desired, to the board of directors through our Ethics and Compliance Hotline at (877) 217-6218. Concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of the audit committee and handled in accordance with our procedures with respect to such matters.

CODE OF ETHICS:

We have adopted codes of ethics that apply to our chief executive officer, chief financial officer, financial executives, board of directors and employees. The Alliance Data Systems Code of Ethics for Senior Financial Executives and CEO, the Code of Ethics for members of the board of directors and the Code of Ethics for employees are posted on our web site, found at http://www.alliancedata.com. A copy of each is also available upon written request directed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of this code of ethics, if any, by posting such information on our web site.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

Since the beginning of the last fiscal year, the company has not entered into any transactions, nor are there any proposed transactions, in which the company was, or is, to be a participant and in which any related person had or is expected to have a direct or indirect material interest.

It is our policy not to enter into any "related party transaction" unless the audit committee approves such transaction in accordance with our written related party transaction policy, or the transaction is approved by a majority of disinterested directors of the company. The board of directors has determined that the audit committee is best suited to review and approve related party transactions, although the board of directors may instead determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. The audit committee annually reviews and assesses the adequacy of the related party transaction policy and recommends any appropriate changes to the board of directors.

No member of the audit committee shall participate in the review or approval of any related party transaction with respect to which such member is a related party. In reviewing and approving any related party transaction, the audit committee shall:

•	satisfy itself that it has been fully informed as to the material facts of the related party's relationship and interest and as to the material facts of the proposed related party transaction; and
•	determine that the related party transaction is fair to the company.

For these purposes, a related party is: (1) any person who is, or at any time since the beginning of the company's current fiscal year was, an "executive officer" of the company (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, and Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended); (2) any person who is, or at any time since the beginning of the company's current fiscal year was, a director of the company or a nominee for director of the company; (3) a person (including an entity or group) known to the company to be the beneficial owner of more than 5% of any class of the company's voting securities; (4) an individual who is an "immediate family member" (including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law)  of a person listed in 1, 2, or 3 above; (5) an entity that is, directly or indirectly, owned or controlled by a person listed in 1, 2, 3, or 4 above; (6) an entity in which a person listed in 1, 2, 3 or 4 above serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner; (7) an entity in which a person listed in 1, 2, 3 or 4 above, together with all other persons specified
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in 1, 2, 3 and 4 above, owns 10% or more of the equity interest, or in the case of a partnership, 10% or more of the partnership interest; or (8) an entity at which a person listed in 1, 2, 3 or 4 above is employed if (a) the person is directly involved in the negotiation of the related party transaction or will have or share primary responsibility at such entity for the performance of the related party transaction, or (b) the person's compensation from the entity is directly tied to the related party transaction.

A related party transaction includes any transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a related party and in which the company, or any of its subsidiaries, is a participant, other than: (1) a transaction involving compensation of directors (the procedures for the review and approval of such transactions have been set forth in the charter of the compensation committee of the board of directors); (2) a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer (the procedures for the review and approval of such transactions have been set forth in the charter of the compensation committee of the board of directors); (3) a transaction with a related party involving less than $120,000; (4) a transaction in which the interest of the related party arises solely from the ownership of a class of the company's equity securities and all holders of that class receive the same benefit on a pro rata basis; (5) a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or (6) a transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

At each audit committee meeting, management shall recommend any proposed related party transactions, if applicable, to be entered into by the company. After review, the audit committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the audit committee as to any material change to those approved transactions. The audit committee shall establish such guidelines as it determines are necessary or appropriate for management to follow in its dealings with related parties in related party transactions.

All related party transactions of which management is aware are required to be disclosed to the audit committee. If management becomes aware of a proposed related party transaction or an existing related party transaction that has not been pre-approved by the audit committee, management is required to promptly notify the chair of the audit committee and such transactions shall be submitted to the audit committee for its review, consideration and determination of whether to approve or ratify, as applicable, such transaction if the audit committee determines it is fair to the company. If management, in consultation with the company's chief executive officer or chief financial officer, determines that it is not practicable to wait until the next audit committee meeting, the chair of the audit committee has the delegated authority during the period between audit committee meetings, to review, consider and determine whether any such transaction is fair to the company and whether the transaction should be approved, or ratified, as the case may be. The chair of the audit committee shall report to the audit committee any transactions reviewed by him or her pursuant to this delegated authority at the next audit committee meeting.
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EXECUTIVE OFFICERS

Charles L. Horn Executive Vice President Chief Financial Officer Age: 55
Mr. Horn, executive vice president and chief financial officer, joined us in December 2009. From 1999 to November 2009, he served as senior vice president and chief financial officer for Builders Firstsource, Inc. From 1994 to 1999, he served as vice president, finance and treasury, for the retail operations of Pier 1 Imports, Inc. and as executive vice president and chief financial officer of Conquest Industries from 1992 to 1994. Mr. Horn is currently a director and the chair of the audit committee of Moody National REIT I, Inc. and Moody National REIT II, Inc. Mr. Horn holds a Bachelor's degree in business administration from Abilene Christian University and an MBA from the University of Texas at Austin. Mr. Horn is a Certified Public Accountant in the state of Texas.

Bryan J. Kennedy Executive Vice President President, Epsilon Age: 47
Mr. Kennedy, executive vice president and president, Epsilon, joined our wholly-owned subsidiary, Epsilon, in June 1996. Mr. Kennedy has served as president of Epsilon since January 2009 and of Conversant since December 2014. Prior to that, he served as chief operating officer for Epsilon since October 2001 along with various senior management and executive positions within Epsilon. Mr. Kennedy held senior management positions with Capstead Mortgage Corporation from June 1990 to August 1994. Mr. Kennedy holds a Bachelor's degree from Wheaton College and an MBA from Harvard Business School.

Melisa A. Miller Executive Vice President President, Card Services Age: 57
Ms. Miller, executive vice president and president, Card Services, joined us in February 2006 and assumed her current position in September 2011. Prior to assuming her current position, she served as senior vice president, chief client officer. Before joining us, Ms. Miller held a similar role with Experian, and prior to that she held several positions with Experian where she gained increasing responsibility in sales and client services roles during her 22 years of service.

Joseph L. Motes III Senior Vice President General Counsel Secretary Age: 54
Mr. Motes, senior vice president, general counsel and secretary, joined us in July 2015. Before joining us, Mr. Motes was with Akin, Gump, Strauss, Hauer & Feld, LLP for nearly 20 years, and was the partner and lead relationship manager for Alliance Data. Mr. Motes holds a Bachelor's degree in geology from Trinity University and a J.D. from Southern Methodist University Dedman School of Law, where he served as Editor-in-Chief of the SMU Law Review.

Bryan A. Pearson Executive Vice President President, LoyaltyOne Age: 52
Mr. Pearson, executive vice president and president, LoyaltyOne, joined our wholly-owned subsidiary, LoyaltyOne, Co., in November 1992 and assumed his current position in 2006. Mr. Pearson has served as president for the AIR MILES® Reward Program since January 2015 and from March 1999 until October 2006, and prior to becoming president, he held various senior management and executive positions within the AIR MILES Reward Program. Mr. Pearson held management positions with Alias Research Inc. from June 1991 until October 1992. Prior to that, he worked in brand marketing at Quaker Oats Company of Canada from July 1988 until June 1991. Mr. Pearson holds a BScH degree and an MBA from Queen's University.

Laura Santillan Senior Vice President Chief Accounting Officer Age: 44
Ms. Santillan, senior vice president and chief accounting officer, joined us in February 2004 and assumed her current position in February 2010. Ms. Santillan has served in various capacities of increasing responsibility, most recently as vice president, finance since October 2007 and senior vice president, finance since December 2009. Before joining the company, she served as senior manager of reporting for Dresser, Inc. from February 2002 to February 2004 and director of financial reporting for Wyndham International, Inc. from 1997 to 2002. Prior to that, she was with Ernst & Young LLP from 1993 to 1997. Ms. Santillan holds a Bachelor's degree from Southern Methodist University and is a Certified Public Accountant in the state of Texas.

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COMPENSATION COMMITTEE
REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been furnished by the current members of the compensation committee.

E. Linn Draper, Jr., Chair
Bruce K. Anderson
Robert A. Minicucci
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COMPENSATION DISCUSSION
AND ANALYSIS

OVERVIEW:

We consider our total executive compensation package integral to our ability to grow and improve our business. By design, we have tailored, with the guidance of external compensation consultants, a mix of compensation elements unique to our business. Our total program, assuming sustained above industry-average performance, is designed to reward executive officers at competitive levels. However, the total program is also structured to significantly reduce rewards for performance below expectations. The compensation committee believes that this design will attract, retain, and motivate executive officers with the quality and profile required to successfully lead the company and each of its segments in our highly competitive and evolving industries. The compensation committee further believes that this design does not create risks that are reasonably likely to have a material adverse effect on Alliance Data as discussed in more detail below.

Executive Officers
Our compensation committee, and with respect to the chief executive officer, the board of directors, annually approves compensation for our named executive officers, which for 2015 included Edward J. Heffernan, Charles L. Horn, Bryan J. Kennedy, Melisa A. Miller and Bryan A. Pearson. In determining appropriate compensation for these executive officers, the compensation committee uses the philosophies and methodologies described in this Compensation Discussion and Analysis.

Objectives of Compensation
The objectives of our compensation program are to retain our executive officers, to reward our executive officers for meeting our growth and profitability objectives and to align the interests of our executive officers with those of our stockholders. The total direct compensation in 2015 for our executive officers was a combination of three components:
We use each component of compensation to satisfy one or more of our compensation objectives. The compensation committee places a significant portion of the overall target compensation for our executive officers "at risk" in the form of performance-based non-equity incentive compensation and long-term equity incentive compensation, without encouraging excessive or unnecessary risk taking. According to the survey results provided by our external executive compensation consultant, our target percentage of executive compensation "at risk" for 2015 was consistent with our proxy peer group.

Retention.  We believe that continuity in our executive leadership is critical to our long-term success. To encourage executive retention and foster a focus on long-term results, the vast majority of the long-term equity incentive compensation granted to our executive officers are subject to multi-year vesting schedules. In addition, the compensation committee has occasionally granted special retention awards designed to encourage retention of our executive officers. Further details of these compensation practices are included below under the caption "Elements of Executive Compensation."
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Pay for Performance.  Historically, we have tracked metrics such as revenue growth, adjusted EBITDA growth, core earnings per share ("core EPS") growth and income before income taxes ("EBT") growth. The compensation committee selects target performance measures for performance-based non-equity incentive compensation and long-term equity incentive compensation that it believes are integral to achievement of these and other growth and profitability objectives. Performance-based non-equity incentive compensation and performance-based long-term equity incentive compensation generally pay out or vest only upon achievement of a threshold performance target. Further details of these compensation practices are included below under the caption "Elements of Executive Compensation."

Assessment of Risk in Compensation Program Design.  In connection with fulfilling its responsibilities, the compensation committee reviewed the design of our compensation program for both our executive officers and other officers and key contributors who receive performance-based non-equity incentive compensation and performance-based long-term equity incentive compensation and assessed the potential for our compensation program to encourage excessive risk taking. The compensation committee considered the following characteristics of our compensation program, among others: (1) a balance of both short- and long-term performance-based incentive compensation; (2) a balance within equity incentive compensation of both time-based restricted stock units and performance-based restricted stock units, some of which may also be subject to further time-based vesting restrictions; (3) the use of multiple performance metrics in incentive compensation, including the use of both consolidated and segment-specific performance measures; (4) the definition of performance metrics at the beginning of the performance period; (5) inclusion of maximum payout limitations under our 2015 Omnibus Incentive Plan; (6) stock ownership guidelines applicable to certain key executives that were first implemented in 2006 and are monitored annually for compliance; (7) standardized equity grant procedures; (8) ability of the compensation committee to apply negative discretion in determining the payouts for incentive compensation; and (9) clawback provisions contained in various executive compensation plans and agreements. As a result of this review, the compensation committee believes that the design of our compensation program provides multiple, effective safeguards against and does not promote unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on Alliance Data.

Clawback Provisions.  Under both the 2015 Omnibus Incentive Plan and 2010 Omnibus Incentive Plan, if our financial statements are required to be restated due to errors, omissions, fraud or misconduct, the compensation committee may direct the company to recover all or a portion of any award or any past or future compensation from any participant or former participant with respect to any fiscal year of the company for which financial results are negatively affected by such restatement. Such recoveries will be limited to those participants or former participants who had knowledge or reasonably should have had knowledge of such errors, omissions, fraud or misconduct and failed to take reasonable steps to bring it to the attention of the appropriate individuals, or who personally and knowingly engaged in practices that materially contributed to the restatement. Further, under both the 2015 Omnibus Incentive Plan and 2010 Omnibus Incentive Plan and the 2005 Long Term Incentive Plan, the compensation committee has the authority to cancel or require repayment of an award in the event a participant or former participant breaches any non-solicitation, non-competition or confidentiality agreement entered into with us.

Alignment with Stockholders.  We believe that our directors and executive officers should maintain at least a minimum position in our common stock so that their interests are aligned with those of our stockholders. First implemented in 2006, our stock ownership guidelines require our chief executive officer to maintain an investment position in our common stock equal to five times his or her base salary; our chief financial officer and each of our other named executive officers listed here to maintain an investment position in our common stock equal to three times their base salary; and our non-employee directors to maintain an investment position in our common stock equal to five times their annual retainers. These investment positions must be met within five years from the January 1st following the time a director or executive officer first becomes subject to the stock ownership guidelines. In addition to our stock ownership guidelines, we have also built stock ownership restrictions into the grants made to the non-employee directors since 2008, with each grant of restricted stock units containing restrictions that lapse on the earlier of 10 years from the date of grant or upon termination of the director's service on our board of directors. Given these restrictive terms, our stock ownership guidelines permit these restricted stock units to be included when calculating the investment position for non-employee directors.
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The following table shows the stock ownership levels at March 15, 2016 of our chief executive officer, chief financial officer and three other most highly compensated executive officers (our "NEOs") and our non-employee directors:

Name	Title	Stock Ownership Position(1)
Edward J. Heffernan	President and Chief Executive Officer; Director	51 times base salary
Charles L. Horn	Executive Vice President and Chief Financial Officer	7 times base salary
Bryan J. Kennedy	Executive Vice President and President, Epsilon	52 times base salary
Melisa A. Miller	Executive Vice President and President, Card Services	10 times base salary
Bryan A. Pearson	Executive Vice President and President, LoyaltyOne	57 times base salary
Bruce K. Anderson	Director	3,246 times retainer
Roger H. Ballou	Director	33 times retainer
D. Keith Cobb	Director	23 times retainer
E. Linn Draper, Jr., Ph.D.	Director	71 times retainer
Kenneth R. Jensen	Director	244 times retainer
Robert A. Minicucci	Director; Chair of the Board	175 times retainer
Laurie A. Tucker(2)	Director	2 times retainer
(1)	The share price used for ownership calculations is calibrated periodically under our stock ownership guidelines. The 12-month average fair market value of our common stock as of December 31, 2015, the last date on which we calibrated the stock price used to determine the retained value required by the stock ownership guidelines, was $284.97 and is the basis for the stock ownership positions shown in this table.
(2)	Ms. Tucker joined the board of directors in June 2015 and has until January 1, 2021 to meet the required investment position.

2015 "Say-on-Pay" Advisory Vote on Executive Compensation.  We provided stockholders a "say-on-pay" advisory vote on the compensation of our NEOs in 2015 and will continue to provide an annual advisory vote on executive compensation through our next stockholder advisory vote regarding the frequency of holding advisory votes on executive compensation, which will be no later than our annual meeting of stockholders in 2017. At our 2015 annual meeting of stockholders, stockholders expressed substantial support at 98.4% approval for the compensation of our NEOs. The compensation committee evaluated the results of the 2015 "say-on-pay" advisory vote together with the other factors discussed in this Compensation Discussion & Analysis, including the committee's assessment of retention of executives, alignment of performance targets with growth and profitability objectives, evaluation of our executive compensation program by external consultants with respect to pay practices of our proxy peer companies, each of which is evaluated in the context of the committee's fiduciary duty to act as such directors determine is in the best interests of our stockholders. Based on its analysis, the compensation committee did not make any changes to the executive compensation program or policies as a direct result of the 2015 "say-on-pay" advisory vote.

Competitive Considerations
In determining appropriate levels of compensation, the compensation committee considers the competitive market for talent and compensation levels provided by comparable companies to minimize significant differences that could negatively impact our ability to attract and retain exceptional executive officers. In 2015, the compensation committee directly engaged the assistance of an external executive compensation consultant, Meridian. Meridian was selected as the advisor to the compensation committee based on industry knowledge and their overall breadth of experience in advising on matters of executive compensation. The compensation committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Meridian. In particular, Meridian assisted the compensation committee in 2015 with competitive market analysis, peer assessment, consultation and review of compensation policies and practices.

Meridian reviewed the compensation practices at the proxy peer companies set forth below, with whom we compete for business and talent. This approach provides us with a balanced perspective, reflecting industry, performance and company size considerations as they affect executive pay. Meridian collected, analyzed and presented comprehensive market data, including base salary and target short- and long-term incentive amounts, for each member of our executive committee of management, including our NEOs, from both published proxy data and proprietary data sources.
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For 2015, the companies comprising the proxy peer group included:

Company Name	Symbol	Market Cap ($B)	Market Cap Date	Fiscal 2015 Revenue ($M)
American Express Company	AXP	50.4	02/10/2016	30,830
WPP plc	WPP.L	27.1	02/25/2016	18,693
Omnicom Group Inc.	OMC	17.1	01/27/2016	15,134
The Interpublic Group of Companies, Inc.	IPG	8.2	02/12/2016	7,614
Discover Financial Services	DFS	19.1	02/19/2016	7,227
Fidelity National Information Services, Inc.	FIS	19.4	01/31/2016	6,595
Alliance Data Systems Corporation	ADS	11.1	02/16/2016	6,440
Nielsen N.V.	NLSN	17.4	01/31/2016	6,172
Fiserv, Inc.	FISV	20.7	02/12/2016	5,254
Experian plc	EXPN.L	15.6	02/25/2016	4,810
Total System Services, Inc.	TSS	7.8	02/19/2016	2,780
Global Payments Inc.	GPN	7.9	01/07/2016	2,774
Equifax Inc.	EFX	12.6	01/31/2016	2,664
The Dun & Bradstreet Corporation	DNB	3.6	01/31/2016	1,637
Acxiom Corporation	ACXM	1.4	02/01/2016	1,020

Market data provides an important benchmark by indicating what an executive could expect to earn at a comparable company and what we might expect to pay if we should have to recruit and compete for outside executive talent. However, market data is only one factor that the compensation committee considers in assessing the reasonableness of compensation provided to our NEOs. The compensation committee also considers other relevant factors, including an incumbent's experience, breadth of knowledge, talent supply and demand that may be industry or application specific, cost constraints, internal compensation equity considerations, company performance, individual performance, expected future contributions, prior compensation and retention risk for each NEO.

Based on publicly available data in December 2014 when these compensation determinations were made, our market capitalization was near the 75th percentile and our annual revenue was near the 50th percentile for this proxy peer group, while our one-year total stockholder return was above the 50th percentile and our three- and five-year total stockholder return were at the top for this proxy peer group.

When conducting the market review, the compensation committee reviews each component of compensation in relation to certain percentiles of those companies surveyed. For our NEOs, base salaries and total cash compensation (base salary plus target performance-based non-equity incentive compensation) generally fall between the 25th and 50th percentile, except for the chief executive officer whose total cash compensation fell between the 50th and 75th percentile, while total direct compensation (base salary plus target performance-based non-equity incentive compensation plus target long-term equity incentive compensation) generally fall between the 50th and 75th percentile. We believe compensation at this level, vis-à-vis the companies surveyed, is appropriate given our performance record; actual performance above or below each of the established targets for our performance-based non-equity incentive compensation and long-term equity incentive compensation results in actual compensation that may be higher or lower than these percentiles.

ELEMENTS OF EXECUTIVE COMPENSATION:
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Base Salary
While a large portion of our NEOs and other executive officers' compensation is contingent upon meeting specified performance targets, we pay our executive officers a base salary as fixed compensation for their time, efforts and commitments throughout the year. To aid in attracting and retaining qualified executive officers, the compensation committee seeks to keep base salary competitive. In determining the appropriate base salary, the compensation committee also considers, among other factors, the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at our proxy peer companies; the expertise of the individual; and the competitiveness in the market for the executive officer's services. In 2015, the base salary for our NEOs fell between the 25th and 50th percentile of our proxy peer companies, as described above.

Annual Performance-Based Non-Equity Incentive Compensation
For 2015, performance-based non-equity incentive compensation was paid to our NEOs pursuant to the 2010 Omnibus Incentive Plan. The purpose of performance-based non-equity incentive compensation is to provide an incentive to our NEOs and other executive officers to contribute to our annual growth and profitability objectives, to retain such executive officers and, where possible, to qualify for tax deductibility under IRC Section 162(m). The 2010 Omnibus Incentive Plan focuses on matching rewards with results and encourages executive officers to make significant contributions toward our financial results by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals. Typically, base salary plus target performance-based non-equity incentive compensation, or total cash compensation, for our NEOs falls between the 25th and 50th percentile of our proxy peer companies, as described above.

Terms of Awards.  Each NEO has a target payout amount that approximates a percentage of his or her annualized base salary. Guided by our annual growth and profitability objectives, the payout of performance-based non-equity incentive plan compensation for our NEOs is generally contingent upon meeting segment-specific and/or corporate targets, which in 2015 were based on revenue and EBT at the consolidated level, as well as segment-specific revenue and EBT for each segment. As discussed above, the compensation committee does not believe that the targets set for each of these metrics promotes unnecessary or excessive risk taking that is reasonably likely to have a material adverse effect on Alliance Data.

The compensation committee set the performance targets for consolidated and segment revenue and EBT related to payout of our performance-based non-equity incentive compensation at the beginning of 2015 based on certain assumptions about our performance and subject to adjustment for certain defined factors. In determining the payout for the performance-based non-equity incentive compensation, the compensation committee exercised its discretion to adjust our reported consolidated, Epsilon and LoyaltyOne segment revenue and EBT for certain factors, including: (1) inclusion or exclusion of certain foreign currency exchange translation detriments or benefits; (2) adjustments related to the interest expense attributable to our share repurchase program during 2015; (3) adjustments for the acquisition of Edison International Concept & Agencies B.V. and Max Holding B.V. (based on the imputed cost of capital spent for the acquisition as well as for the amortization of purchased intangibles); (4) exclusion of revenue and EBT attributable to the 30% non-controlling interest in Brand Loyalty Group B.V. ("BrandLoyalty"); and (5) inclusion of revenue attributable to our minority ownership in CBSM-Companhia Brasileira De Services De Marketing ("CBSM"), which operates the dotz coalition loyalty program in Brazil. The addition of CBSM's revenue permitted measurement against the performance targets that also included a CBSM revenue component. Adjusting for the first two factors altered the resultant payout level from 30% to 100.4% for consolidated EBT, from 81.8% to 103.0% for consolidated revenue, from 47.1% to 101.2% for consolidated performance, from 6% to 56.7% for LoyaltyOne performance, from 75% to 89.7% for Epsilon performance and from 91.9% to 106.0% for Card Services performance.

The following tables set forth the individual calculations for the non-equity incentive plan compensation payouts for the 2015 performance year for each of our NEOs. The non-equity incentive plan compensation for each of Edward J. Heffernan and Charles L. Horn was based on the consolidated performance as set forth in the first table below; Melisa A. Miller's was based on a combination of consolidated and Card Services as set forth in the second table below; Bryan J. Kennedy's was based on a combination of consolidated and Epsilon as set forth in the third table below; and Bryan A. Pearson's was based on a combination of consolidated and LoyaltyOne as set forth in the fourth table below. For each performance target, payout is determined on a fixed scale, ranging from 30% payout when a minimum 90% of the target is met, 100% payout when 100% of the target is met and a maximum 200% payout when the target is exceeded at 120% or more for each of the metrics set forth in the various tables below. Establishing a maximum payout amount under our non-equity incentive plan helps deter excessive risk taking, while
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having a minimum payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

2015 Consolidated Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$972,000,000	67.0%	$972,700,000	100.1%	100.4%	67.2%
Consolidated Revenue	$6,442,000,000	33.0%	$6,483,700,000	100.6%	103.0%	34.0%
Total:		100.0%				101.2%

2015 Card Services Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$972,000,000	20.0%	$972,700,000	100.1%	100.4%	20.1%
Card Services Revenue	$2,824,000,000	20.0%	$2,974,400,000	105.3%	126.5%	25.3%
Card Services EBT	$914,000,000	60.0%	$915,900,000	100.2%	101.0%	60.6%
Total:		100.0%				106.0%

2015 Epsilon Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$972,000,000	20.0%	$972,700,000	100.1%	100.4%	20.1%
Epsilon Revenue	$2,240,000,000	20.0%	$2,149,900,000	96.0%	72.0%	14.4%
Epsilon EBT	$135,000,000	60.0%	$132,900,000	98.4%	92.0%	55.2%
Total:		100.0%				89.7%

2015 LoyaltyOne Performance for the Non-Equity Incentive Plan:
Components	Target Performance	Weighting	Performance	Achievement Level	Payout Level	Weighted Payout Level
Consolidated EBT	$972,000,000	20.0%	$972,700,000	100.1%	100.4%	20.1%
LoyaltyOne Revenue	$1,402,000,000	20.0%	$1,387,500,000	99.0%	93.0%	18.6%
LoyaltyOne EBT	$241,000,000	60.0%	$221,200,000	91.8%	30.0%	18.0%
Total:		100.0%				56.7%

The target non-equity incentive plan compensation for each of Edward J. Heffernan, Charles L. Horn, Bryan J. Kennedy, Melisa A. Miller and Bryan A. Pearson is set forth in the first column of the following table and represents approximately 150%, 100%, 100%, 100% and 100% of their respective base salaries. The actual non-equity incentive plan payouts, prior to the adjustments to such payouts discussed below, are set forth in the final column of the following table.

	Target Non-Equity Incentive Plan Compensation	Weighted Payout	Achieved Non-Equity Incentive Plan Compensation
Edward J. Heffernan	$1,671,000	101.2%	$1,691,052
Charles L. Horn	$609,000	101.2%	$616,308
Bryan J. Kennedy	$585,000	89.7%	$524,745
Melisa A. Miller	$585,000	106.0%	$620,100
Bryan A. Pearson(1)	$600,000	56.7%	$340,200
(1)	Amounts for Mr. Pearson are shown in Canadian Dollars; in the Summary Compensation Table and the Grants of Plan-Based Awards Table, this amount was converted to U.S. Dollars using the prevailing exchange rate as of the last business day of 2015 of 0.7225 U.S. Dollars per Canadian Dollar.

The compensation committee feels that revenue and EBT performance measures are integral to achievement of our long-term growth and profitability objectives. However, when making awards, the compensation committee has discretion to select from numerous performance measures that were previously approved by our stockholders and may employ those performance measures it deems most appropriate for a given year. The selected performance measures may differ from year to year, and may also include any of the following: revenue, annual return on capital, net earnings, annual earnings per share, annual cash flow provided by operations, funds from operations, funds from operations per share, operating income, before or after tax income, cash available for distribution, cash
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available for distribution per share, return on equity, return on assets, share price performance, improvements in our attainment of expense levels, implementation or completion of critical projects, improvement in cash flow or (before or after tax) earnings and attainment of strategic business criteria or total shareholder return.

We set applicable revenue and EBT targets at relatively high levels with respect to our past performance. While performance targets have frequently been achieved, we are a company with historically high rates of growth. As we have encountered periods of slow economic growth but continued to challenge our lines of business to grow and expand our client base, these performance targets challenge our executive officers and will continue to encourage sustained above industry-average growth. Additional details about the 2010 Omnibus Incentive Plan are included below under the caption "Plans or Agreements Governing Certain Elements of Executive Compensation."

Our chief executive officer may recommend to the compensation committee adjustments with respect to each payout of performance-based non-equity incentive compensation (other than his own payment amount). The compensation committee may adjust the payout of performance-based non-equity incentive compensation of the executive officers other than the chief executive officer, and the board of directors may adjust the chief executive officer's payout of performance-based non-equity incentive compensation as well as that of any other executive officer. In determining whether and to what extent any such discretionary adjustments will be made, the compensation committee or board of directors, as applicable, typically considers the value provided by the relevant executive officer, as demonstrated by the challenges addressed and particular expertise required of such executive officer during the fiscal year. In 2016, the compensation committee or board of directors, as applicable, adjusted the performance-based non-equity incentive compensation for each of our executive officers downward from the maximum available pool while acknowledging the contribution of each segment to our fiscal year 2015 financial performance that, despite substantial negative foreign currency exchange impacts, included a year-over-year increase of 21% in revenue, a 17% increase in net income, a 20% increase in adjusted EBITDA and a 20% increase in core earnings per diluted share. The adjustments represented approximately 9.9% for each of Messrs. Heffernan and Horn, 7.9% for Mr. Kennedy, 72.3% for Mr. Pearson and 12.8% for Ms. Miller of their achieved performance-based non-equity incentive compensation. The LoyaltyOne segment, headed by Mr. Pearson, demonstrated revenue growth on a constant currency basis of approximately 13%, with BrandLoyalty's revenue growing nearly 30% and expanding its short-term loyalty programs to North America. See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA and core earnings per diluted share.

The aggregate performance-based non-equity incentive compensation paid to our NEOs for 2015 totaled $4.2 million, or approximately 34% of the performance-based non-equity incentive compensation pool funded pursuant to IRC Section 162(m).

Long-Term Equity Incentive Compensation
We grant long-term equity incentive awards to encourage retention and foster a focus on long-term results, as well as to align the interests of our NEOs and other executive officers with those of our stockholders. In granting these awards, the compensation committee may establish such restrictions, performance measures and targets as it deems appropriate. Generally, awards of long-term equity incentive compensation pay out only upon attainment of a threshold level of pre-determined performance targets, such as revenue, EBT, operating cash flow or adjusted EBITDA growth, core EPS, or continued employment of an executive officer.

Typically, total direct compensation, which includes base salary, target performance-based non-equity incentive compensation and target long-term equity incentive compensation, for our NEOs falls between the 50th and 75th percentile of surveyed companies, as described above. In determining the size of long-term equity incentive awards, the compensation committee generally also considers, among other factors, the value of total direct compensation for comparable positions at our proxy peer companies, company and individual performance against strategic plans, the number and value of stock options and restricted stock or restricted stock unit awards previously granted, the allocation of overall equity awards attributed to our executive officers relative to all equity awards and the relative proportion of long-term incentives within the total direct compensation mix.

In 2015, we granted long-term equity incentive compensation to the executive officers, including our NEOs, pursuant to our 2010 Omnibus Incentive Plan. We also have long-term equity incentive compensation that remains outstanding under our new and prior equity plans, including our 2015 Omnibus Incentive Plan and our 2005 Long Term Incentive Plan. Each of the three plans permits the board of directors to delegate all or a portion of its authority under the plan to the compensation committee, and the board of directors has done so except for purposes of awards to the chief executive officer.
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Terms of Awards.  After taking into consideration the long-term incentive practices in the marketplace, we believe that an equity mix of performance-based restricted stock units and time-based restricted stock units provides a conservative and balanced approach. The portion granted in time-based restricted stock units is intended to provide not only some stability in our equity program and increase retention, but also to promote wealth accumulation by ensuring direct alignment with stockholders through our executives' stock holdings. The portion granted in performance-based restricted stock units, whose vesting criteria are tied to selected components of our financial performance, is intended to focus and incentivize our executives to deliver exceptional performance. Performance-based restricted stock unit grants may be subject to both performance criteria and time-based restrictions to vest. For both types of grants, the executive officer must be employed by us at the time of vesting to receive the award.

The 45-day average fair market value of the company's common stock as quoted on the NYSE as of the date of grant is utilized as the basis for determining the specific number of either time-based or performance-based restricted stock unit awards.

Awards granted during 2015.  In 2015, consistent with the objective of placing a significant portion of the overall target compensation for our executive officers "at risk" as discussed above, our board of directors and compensation committee approved equity grants for our NEOs consisting of 80% performance-based restricted stock units and 20% time-based restricted stock units, which were awarded on February 17, 2015. The performance-based restricted stock unit equity awards and the time-based restricted stock unit equity awards are scheduled to vest as to 33% of the awards in each of February 2016 and 2017, and on 34% of the awards in February 2018, provided that (1) the executive officer is employed by us at each such time and (2) with respect to the performance-based restricted stock units, we meet pre-determined EBT goals for fiscal year 2015 of $875 million to achieve a minimum 50% of the target award, increasing on a fixed scale with up to 100% of the target award obtained by achieving EBT of $972 million and up to a maximum 150% of the target award obtained by achieving EBT of $1,069 million. The 100% achievement threshold approximates a 16.0% growth over our 2014 EBT performance.

The 2015 long-term equity incentive awards for each of our NEOs fell between the 50th and 75th percentile of our proxy peer companies, except for our chief financial officer and chief executive officer whose 2015 long-term equity incentive awards fell below the 50th percentile of our proxy peer companies. Establishing a maximum payout amount under our long-term equity incentive plan helps deter excessive risk taking, while having a minimum payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold.

Performance-based and time-based equity grants for 2015 were made to our NEOs as follows:

Name	Performance-Based Restricted Stock Units	Time-Based Restricted Stock Units	Total Equity Value (on Grant Date)
Edward J. Heffernan	15,257	3,814	$5,420,550
Charles L. Horn	4,384	1,095	$1,557,296
Bryan J. Kennedy	5,584	1,396	$1,983,925
Melisa A. Miller	5,305	1,326	$1,884,729
Bryan A. Pearson	5,864	1,465	$2,083,122

The compensation committee set the performance target for consolidated EBT related to payout of our performance-based restricted stock units at the beginning of 2015 based on certain assumptions about our performance and subject to adjustment for certain defined factors. Our reported EBT was $931.7 million for 2015. In determining the payout for the 2015 performance-based restricted stock units, the compensation committee exercised its discretion to adjust reported EBT for certain factors, including adjustments related to the inclusion or exclusion of certain foreign currency exchange translation detriments or benefits related to our LoyaltyOne segment, interest expense attributable to our share repurchase program during 2015, exclusion of amounts attributable to the 30% non-controlling interest in BrandLoyalty and exclusion of certain acquisition costs. Adjusting for these factors resulted in payout at 100.0% of the 2015 performance-based restricted stock units.

The aggregate equity compensation awarded to our NEOs and other key executives for 2015 totaled $13.4 million, or approximately 59% of the equity incentive compensation pool funded pursuant to IRC Section 162(m).
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Perquisites
With limited exceptions, the compensation committee's policy is to provide personal benefits and perquisites to our NEOs that are substantially similar to those offered to our other associates at or above the level of vice president. The personal benefits and perquisites that may be available to our NEOs in addition to those available to our other associates include enhanced life insurance, long-term disability benefits, and an annual physical. For additional information about the perquisites given to our NEOs in 2015, see the All Other Compensation Table below.

REASONABILITY OF COMPENSATION:

In determining appropriate compensation levels during the course of 2015, the compensation committee reviewed all forms of executive compensation, including base salary, performance-based non-equity incentive compensation, long-term equity incentive awards, ratios of vested to unvested equity previously granted to our executive officers, realizable amounts from equity previously granted to our executive officers, the company's contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan and Executive Deferred Compensation Plan and the value of any perquisites received for the 2015 performance year. Based on company performance in 2015 and in prior years, and other applicable factors and known information, including the market data provided by our external executive compensation consultant, the compensation committee, and the board of directors with respect to the chief executive officer, have each determined that the total 2015 compensation paid to our executive officers was reasonable and not excessive. As previously reported, our fiscal year 2015 financial performance included a year-over-year increase of 21% for revenue, a 17% increase in net income, a 20% increase in adjusted EBITDA and a 20% increase in core earnings per diluted share. See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA and core earnings per diluted share. For 2015, base salary and target total cash compensation (base salary plus target performance-based non-equity incentive compensation) fell between the 25th and 50th percentile, while target total direct compensation (base salary plus target performance-based non-equity incentive compensation plus target long-term equity incentive compensation) for our executive officers was near the 50th percentile except for our chief executive officer and chief financial officer whose total direct compensation fall below the 25th percentile of our proxy peer companies, as described above.

PROXY PEER GROUP ASSESSMENT AND CHANGES FOR FISCAL YEAR 2016:

In 2013, the compensation committee, with the assistance of Meridian, undertook a comprehensive review of the companies comprising the proxy peer group. At that time, the compensation committee was presented an initial pool of 100 possible peer companies based on a representative mix of our core business competencies, including marketing, data, digital, card services and specialty finance, whose general revenue size ranged from 0.3x to 3.0x of our revenue and also sought to include high-performing companies that had achieved a minimum 5% revenue growth and 8% EBITDA growth over the prior year. In September 2015, in preparation for determining executive compensation packages for fiscal year 2016, the compensation committee, with the assistance of Meridian, reviewed the composition of the current peer group to determine if it remained a representative mix of our core business competencies. The review considered approximately 36 possible peer companies, consisting of those currently monitored as competitors together with other public companies in similar industries, or with similar revenue or market cap. From this analysis, the compensation committee selected a total of 16 proxy peer companies for 2016, including 12 continuing peer companies from the 2015 proxy peer group and four new proxy peer companies as follows:

Continuing Peer Companies		New Peer Companies

1. Discover Financial Services	7. Nielsen Holdings N.V.	1. CDK Global, Inc.
2. Equifax Incorporated	8. Omnicom Group Inc.	2. MasterCard Incorporated
3. Experian plc	9. The Dun & Bradstreet Corporation	3. Synchrony Financial
4. Fidelity National Information Services, Inc.	10. The Interpublic Group of Companies, Inc.	4. Vantiv, Inc.
5. Fiserv, Inc.	11. Total System Services, Inc.
6. Global Payments Inc.	12. WPP plc

TAX CONSIDERATIONS:

IRC Section 162(m) limits the tax deduction to $1 million for compensation paid to the chief executive officer and each of the three other most highly paid officers (other than the chief financial officer) of public companies. However, elements of compensation that qualify as "performance-based compensation" are deductible even if in
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excess of this $1 million limit. The compensation committee has considered these requirements and believes that certain grants made under the 2005 Long Term Incentive Plan, the 2010 Omnibus Incentive Plan and the 2015 Omnibus Incentive Plan meet the requirement that they be "performance-based" and, therefore, compensation paid to our executive officers pursuant to the terms of these plans would generally be exempt from the limitations on deductibility. Our present intention is to comply with Section 162(m) unless the compensation committee determines that compliance in a particular instance would not be in our best interest.

Each year the compensation committee approves the maximum funding pool for performance-based non-equity incentive awards for our NEOs to be paid in the following year, based on a percentage of our adjusted EBITDA. The intent is to qualify, to the extent possible, cash compensation paid to NEOs as tax deductible by the company, subject to the limitations of IRC Section 162(m). For the 2015 performance-based non-equity incentive awards, the compensation committee approved 0.72% for our NEOs (including our CEO) of our adjusted EBITDA for the period from January 1, 2015 through December 31, 2015 as the maximum award amounts allowable. The aggregate performance-based non-equity incentive awards payable to these individuals may not exceed these amounts to preserve our IRC Section 162(m) deductibility. For a discussion of performance targets related to payout of our performance-based non-equity incentive compensation for 2015, please see "Annual Performance-Based Non-Equity Incentive Compensation—Terms of Awards" beginning on page 19 in this proxy statement.

In addition, the compensation committee approved a maximum award pool for equity incentive awards to be granted to our NEOs and other key executives in 2015 based on a percentage of our adjusted EBITDA. For the 2015 equity incentive awards, the compensation committee approved 1.4% for our NEOs (including our CEO) and other key contributors of our adjusted EBITDA for the period from January 1, 2014 through December 31, 2014 as the maximum award amounts allowable. The aggregate equity incentive awards granted to these individuals may not exceed these amounts to preserve our IRC Section 162(m) deductibility. For a discussion of performance targets related to payout of our performance-based restricted stock unit awards for 2015, please see "Long-Term Equity Incentive Compensation—Terms of Awards—Awards granted during 2015" beginning on page 22 in this proxy statement.

TERMINATION FOLLOWING A CHANGE IN CONTROL:

Executive performance may be hampered by distraction, uncertainty and other activities in the event of an actual or threatened change in control event. In September 2003, in order to reduce such adverse effects, we entered into change in control agreements with the then current executive officers, which included Mr. Heffernan. None of our other NEOs is covered by a change in control agreement. In addition, on February 2, 2015, the compensation committee recommended and our board of directors approved and adopted a policy against new tax gross-up arrangements with executive officers of the company that is contained in our Corporate Governance Guidelines.

Qualifying Terminations
Payouts under Mr. Heffernan's change in control agreement are subject to a "double trigger" qualification, whereby the executive officer will only receive payout under a change in control agreement following both a change in control and a subsequent termination under the enumerated circumstances. Payouts are triggered upon a qualifying termination, defined in the change in control agreement as: (1) termination by the executive officer for good reason within two years of a change in control event; or (2) termination of the executive officer by the company without cause within two years of a change in control event. A termination of the executive officer's employment due to disability, retirement or death will not constitute a qualifying termination. We believe that this "double trigger" approach is appropriate.

Pursuant to the change in control agreement, "cause" for termination includes: (1) material breach of the executive officer's covenants or obligations under any applicable employment agreement or offer letter or any other agreement for services or non-compete agreement; (2) continued failure after written notice from the company or any applicable affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of the executive officer's superiors, including, without limitation, the board of directors; (3) commission of a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which we or any of our applicable affiliates conducts business or other crime involving moral turpitude; or (4) material violation of any material law or regulation or any policy or code of conduct adopted by the company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the company or of an affiliate. The board of directors, in good faith, will determine all matters and questions relating to whether the executive officer has been discharged for cause. Pursuant to the change in control agreement, "good
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reason" for termination by the executive officer includes the occurrence of any of the following events, in each case without the executive officer's consent: (1) lessening of the executive officer's responsibilities; (2) a reduction of at least five percent in the executive officer's annual salary and/or incentive compensation; or (3) the company's requiring the executive officer to be based anywhere other than within 50 miles of the executive officer's place of employment at the time of the occurrence of the change in control, except for reasonably required travel to the extent substantially consistent with the executive officer's business travel obligations as in existence at the time of the change in control. If the executive is party to an employment agreement, offer letter or any other agreement for services with us that contains a definition for either "cause" or "good reason" and that agreement is in effect at the time of termination of employment, the definition in that agreement will prevail over the definition contained in the change in control agreement described here.

Payments and Benefits Following a Qualifying Termination
Upon a qualifying termination, the executive officer will be paid all earned and accrued salary due and owing to the executive officer, a pro-rata portion of the executive officer's target bonus, continued medical, dental and hospitalization coverage for a pre-determined period, as described below, other benefits due under benefit plans, all accrued and unpaid vacation and a severance amount. The severance amount is equal to two times the sum of the executive officer's current base salary and target non-equity incentive compensation. Any severance amounts to which the executive officer is entitled will be paid in a lump sum within thirty days of execution by the executive officer of a general release. If an executive officer ceases to be actively employed following a change in control, he or she will receive the value of his or her deferred compensation account, if any, no earlier than six months following the end of the quarter in which the termination occurred, unless the executive officer dies before that time.

After a qualifying termination, the executive officer and his or her dependents are eligible to receive equivalent medical, dental and hospitalization coverage and benefits as provided to the executive officer immediately prior to the change in control event or qualifying termination. Such coverage and benefits will continue for a period of 24 months following a qualifying termination. The change in control agreement further provides that if any payments or benefits that the executive officer receives are subject to the "golden parachute" excise tax imposed under IRC Section 4999, the executive officer will be entitled to a "gross-up" payment so that the executive officer is placed in the same after-tax position as if no excise tax had been imposed.

Change in Control - Impact on Outstanding Equity
In the event of a change in control, all equity awards made to the executive officer that remain outstanding generally remain subject to the terms and conditions set forth in any governing plan or award documents applicable to the equity awards. Our equity plans provide that our board of directors may accelerate vesting of stock options and restricted stock or restricted stock units in the event of a change in control. Further, in the event of a qualifying termination within twelve months of a change in control event, all restrictions on stock options and restricted stock or restricted stock units will lapse. Stock options will be exercisable following a qualifying termination until the earlier of the end of the option term or the end of the one year period following a qualifying termination.

Other General Terms of the Change in Control Agreement
The change in control agreement provides a mechanism to resolve disputes, does not constitute a contract of employment, and automatically renews every three years unless we provide 90 days advance written notice of our intent to terminate. If the executive officer becomes entitled to a severance amount under a change in control agreement, such executive officer will not be entitled to severance payments under any other agreement or arrangement, including any employment agreement.

Termination for Cause - Impact on Outstanding Equity
Upon termination of an executive officer for cause, all vested but unexercised options granted to the executive officer will immediately be canceled. If an executive officer terminates employment for any other reason, including retirement, death or disability, but excluding a qualifying termination in connection with a change in control event, as described above, the executive officer may, for a limited time period, exercise those options that were exercisable immediately prior to his termination of employment. All unvested shares of restricted stock or restricted stock units granted to an executive officer will be forfeited upon that executive officer's termination of employment for any reason other than a qualifying termination in connection with a change in control event, as described above; notwithstanding the foregoing, the compensation committee may exercise its discretion to accelerate the vesting of any unvested shares of restricted stock or restricted stock units granted to the executive officer upon that executive officer's termination of employment for any reason other than for cause.
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Distribution of Deferred Compensation
If the executive officer ceases to be actively employed, retires or becomes disabled, he will receive the value of his deferred compensation account, if any, no earlier than six months following the end of the quarter in which the termination occurred, unless the executive officer dies before that time. In the event of termination due to death, the balance of the account will be distributed in one lump sum to the executive officer's designated beneficiary.

PLANS OR AGREEMENTS GOVERNING CERTAIN ELEMENTS OF EXECUTIVE COMPENSATION:

2010 Omnibus Incentive Plan
The 2010 Omnibus Incentive Plan provides for awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, cash incentive awards, deferred stock units, performance share awards and other stock-based and cash-based awards to selected officers, associates, non-employee directors and consultants performing services for us or any of our affiliates. The 2010 Omnibus Incentive Plan is an omnibus plan that gives us flexibility to adjust to changing market forces. The 2010 Omnibus Incentive Plan was adopted by our board of directors on March 25, 2010 and approved by our stockholders on June 8, 2010. On June 15, 2010, we filed a Registration Statement on Form S-8, File No. 333-167525, with the SEC to register an additional 3,000,000 shares of common stock, par value $0.01 per share, which may be issued and sold under the 2010 Omnibus Incentive Plan. While long-term equity incentive compensation was granted to our NEOs in 2015 pursuant to the 2010 Omnibus Incentive Plan, the 2010 Omnibus Incentive Plan expired for new grants effective June 30, 2015.

The 2010 Omnibus Incentive Plan is administered by the compensation committee, which has full and final authority to make awards, establish the terms thereof, and administer and interpret the 2010 Omnibus Incentive Plan in its sole discretion unless authority is specifically reserved to the board of directors under the 2010 Omnibus Incentive Plan, our certificate of incorporation or bylaws, or applicable law. Any action of the compensation committee with respect to the 2010 Omnibus Incentive Plan will be final, conclusive and binding on all persons. The compensation committee may delegate certain responsibilities to our officers or managers. The board of directors may delegate, by a resolution adopted by the board of directors, authority to one or more of our officers to do one or both of the following: (1) designate the officers and employees who will be granted awards under the 2010 Omnibus Incentive Plan and (2) determine the number of shares subject to specific awards to be granted to such officers and employees.

During any calendar year no participant under the 2010 Omnibus Incentive Plan may be granted awards of more than 750,000 shares of stock, subject to adjustments. We may reserve for the purposes of the 2010 Omnibus Incentive Plan, out of our authorized but unissued shares of stock or out of shares of stock reacquired by us in any manner, or partly out of each, such number of shares of stock as shall be determined by the board of directors. The maximum number of shares of stock available for awards shall be reduced by the number of shares in respect of which the award is granted or denominated. If any stock option is exercised by tendering shares either actually or by attestation, as full or partial payment of the exercise price, the maximum number of shares available shall be increased by the number of shares so tendered. Shares of stock allocable to an expired, canceled, settled or otherwise terminated portion of an award may again be the subject of awards granted thereunder. In addition, any shares of stock withheld for payment of taxes may be the subject of awards granted under this plan and the number of shares equal to the difference between the number of stock appreciation rights exercised and the number of shares delivered upon exercise shall again be available for awards. Any award that by the terms of either the 2010 Omnibus Incentive Plan or the award agreement is to be settled in cash or property other than shares of stock will not reduce or otherwise count against the number of shares of stock available for awards under the 2010 Omnibus Incentive Plan. The maximum cash amount that may be awarded to any single participant in any one calendar year may not exceed $7,500,000.

Upon termination of an executive officer for cause, all unvested and vested but unexercised options granted to such executive officer shall immediately be forfeited or canceled, as appropriate. If an executive officer terminates employment for any other reason, including retirement, death or disability but excluding a qualifying termination following a change in control event, such executive officer may, for a limited time period, exercise those options that were exercisable immediately prior to such termination of employment. All unvested shares of restricted stock or restricted stock units granted to an executive officer will be forfeited upon that executive officer's termination of employment for any reason other than a qualifying termination following a change in control event; notwithstanding the foregoing, the compensation committee may exercise its discretion to accelerate the vesting of any unvested shares of restricted stock or restricted stock units granted to an executive officer upon that executive
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officer's termination of employment for any reason other than for cause. Additional information regarding change in control events is set forth under the caption "Potential Payments upon Termination or Change in Control."

The 2010 Omnibus Incentive Plan provides for awards of incentive stock options to any person employed by us or by any of our affiliates. The exercise price for incentive stock options granted under the 2010 Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the date of grant. If an incentive stock option is granted to an employee who owns 10% or more of our common stock, the exercise price of that stock option may not be less than 110% of the fair market value of our common stock on the date of grant. The 2010 Omnibus Incentive Plan also provides for awards of nonqualified stock options to any officers, employees, non-employee directors or consultants performing services for us or our affiliates. The exercise price for nonqualified stock options granted under the 2010 Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the date of grant. Under the 2010 Omnibus Incentive Plan, stock options generally vest one-third per year over three years and terminate on the tenth anniversary of the date of grant. The 2010 Omnibus Incentive Plan gives our board of directors discretion to determine the vesting provisions of each individual stock option. In the event of a change in control, this plan provides that our board of directors may provide for accelerated vesting of stock options.

The compensation committee is authorized under the 2010 Omnibus Incentive Plan to grant restricted stock or performance share awards with restrictions that may lapse over time or upon the achievement of specified performance targets, or both. Restrictions may lapse separately or in such installments as the compensation committee may determine. A participant granted restricted stock or performance shares shall have the stockholder rights as may be set forth in the applicable agreement, including, for example, the right to vote the restricted stock or performance shares.

The compensation committee is authorized under the 2010 Omnibus Incentive Plan to grant restricted stock unit awards. Until all restrictions upon restricted stock units granted to a participant shall have lapsed, the participant may not be a stockholder of us, nor have any of the rights or privileges of a stockholder of us, including rights to receive dividends and voting rights with respect to the restricted stock units. We will establish and maintain a separate account for each participant who has received an award of restricted stock units, and such account will be credited for the number of restricted stock units granted to such participant. Restricted stock unit awards granted under the 2010 Omnibus Incentive Plan may vest at such time or times and on such terms and conditions as the compensation committee may determine. The agreement evidencing the award of restricted stock units will set forth any such terms and conditions. As soon as practicable after each vesting date of an award of restricted stock units, payment will be made in either shares of our common stock, other securities or cash (based upon the fair market value of our common stock on the day all restrictions lapse).

The compensation committee is also authorized under the 2010 Omnibus Incentive Plan to grant stock appreciation rights, known as SARs. The exercise price per SAR shall be determined by the compensation committee and may not be less than the fair market value of a share of stock on the date of grant. The full or partial exercise of SARs that provide for stock settlement shall be made only by a written notice specifying the number of SARs with respect to which the award is being exercised. Upon the exercise of SARs, the participant is entitled to receive an amount in shares determined by multiplying (a) the appreciation value by (b) the number of SARs being exercised, minus the number of shares withheld for payment of taxes. The compensation committee may limit the number of shares that may be delivered with respect to any award of SARs by including such a limit in the agreement evidencing SARs at the time of grant.

2015 Omnibus Incentive Plan
The 2015 Omnibus Incentive Plan was adopted by our board of directors on March 10, 2015 and approved by our stockholders on June 3, 2015. On June 5, 2015, we filed a Registration Statement on Form S-8, File No. 333-204758, with the SEC to register 5,100,000 shares of common stock, par value $0.01 per share, which may be issued and sold under the 2015 Omnibus Incentive Plan. The 2015 Omnibus Incentive Plan is substantially similar to the 2010 Omnibus Incentive Plan with significant exceptions noted below.

The 2015 Omnibus Incentive Plan requires a minimum vesting period of one year for all awards made under the plan. The 2015 Omnibus Incentive Plan authorizes the compensation committee to include dividend equivalent rights in restricted stock units and to utilize cash-based awards to satisfy such amounts. Where we gain employees through a merger, consolidation, or acquisition, however, the 2015 Omnibus Incentive Plan allows for the grant of options and awards in substitution for similar awards held with a vesting period of less than one year and with an
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exercise price less than the fair market value on the date of grant. Further, in the event of a change of control, the 2015 Omnibus Incentive Plan expands the compensation committee's discretion to: (1) assume the plan and the outstanding awards by the surviving entity or its parent, (2) substitute awards with substantially similar terms, or (3) cancel outstanding awards in consideration for payment equal in fair market value of vested awards or the difference between the fair market value and the exercise price for all shares subject to exercise under any outstanding option or SAR.

Under the 2015 Omnibus Incentive Plan, the aggregate maximum number of shares that may be granted to a participant who is not an independent member of the company's board of directors is limited to 200,000, while the aggregate maximum number of shares that may be granted to a participant who is an independent member of the company's board of directors is 20,000. Further, any shares of stock withheld for payment of taxes may not be available again for grant under the 2015 Omnibus Incentive Plan.

Outstanding Grants and Securities Available for Future Issuance Under Equity Compensation Plans
As of December 31, 2015, as a result of grants made under all of our equity plans, there were outstanding 73,053 vested but unexercised options to purchase our common stock at a weighted average exercise price of $49.96, 307 unvested options to purchase our common stock at a weighted average exercise price of $21.29, 275,538 unvested time-based restricted stock units, and 446,366 unvested performance-based restricted stock units. The following table provides information as of December 31, 2015 with respect to shares of our common stock that were issued under prior plans that have since expired and are still outstanding and shares of our common stock that may be issued under the 2015 Omnibus Incentive Plan or the 2015 Employee Stock Purchase Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	519,726	$49.84	6,465,304	(1)
Equity compensation plans not approved by security holders	None	N/A	None
Total	519,726	$49.84	6,465,304
(1)	Includes 1,380,824 shares available for future issuance under 2015 Employee Stock Purchase Plan.

Following certain significant corporate events, unusual and non-recurring corporate events or following changes in applicable laws, regulations or accounting principles, the compensation committee has the authority under each of the 2015 Omnibus Incentive Plan, 2010 Omnibus Incentive Plan and the 2005 Long Term Incentive Plan to waive performance conditions relating to an award and to make adjustments to any award that the compensation committee feels is appropriate. Further, the compensation committee may reduce payout amounts under performance-based awards if, in the discretion of the compensation committee, such a reduction is appropriate. The compensation committee may not, however, increase the payout amount for any such performance-based award. In addition, these plans do not permit stock options to be "repriced" at a lower exercise price, or otherwise modified or amended in such a manner that would constitute a "repricing."

Executive Deferred Compensation Plan
We adopted an amended and restated Executive Deferred Compensation Plan in December 2007, to be effective as of January 1, 2008. Our original Executive Deferred Compensation Plan was adopted in December 2004 as a successor to our former Supplemental Executive Retirement Plan, a substantially similar deferred compensation plan. The purpose of the Executive Deferred Compensation Plan is to help participants maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations. To be eligible to participate in the Executive Deferred Compensation Plan, an individual must: (1) be a regular, full-time U.S. employee of Alliance Data or its designated affiliates; (2) receive a base salary equal to or greater than $150,000 on an annual basis; and (3) be a participant in the Alliance Data Systems 401(k) and Retirement Savings Plan. The Executive Deferred Compensation Plan allows the participant to contribute:

•	up to 50% of eligible compensation on a pre‑tax basis;
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•	any pre-tax 401(k) contributions that would otherwise be returned because of reaching the statutory limit under IRC Section 415; and
•	any retirement savings plan contributions for compensation in excess of the statutory limits.

At the time of enrollment, a participant may direct the company to withhold a percentage of the participant's base salary and also, provided the enrollment is effective no later than April 1st of the applicable year, the performance-based non-equity incentive compensation earned for services performed in the year but paid in the following year. The percentage selected for each type of compensation is determined by the participant and may be any whole number percentage up to 50%. A participant may not revoke, change or terminate an election to make contributions to the Executive Deferred Compensation Plan at any time following the end of the applicable enrollment period. In addition, we will allocate to the participant any contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan that would otherwise have been returned to the participant as a result of the limit imposed by the IRC on such 401(k) contributions. This allocation includes non-matching retirement contributions and discretionary profit-sharing contributions to the Alliance Data Systems 401(k) and Retirement Savings Plan that were similarly restricted. Loans are not available under the Executive Deferred Compensation Plan. Contributions made under the Executive Deferred Compensation Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments.

Each participant is 100% vested in his or her own contributions. A participant becomes 100% vested in the retirement savings plan contributions after achieving three years of vesting service under the Alliance Data Systems 401(k) and Retirement Savings Plan. In the event of a change in control, as defined under the Executive Deferred Compensation Plan, participants will be 100% vested in their retirement savings plan contributions, and we will establish a rabbi trust to which we will contribute sufficient assets to fully fund all accounts under the Executive Deferred Compensation Plan. The assets in the rabbi trust will remain subject to the claims of our creditors. Account balances accrue interest at a rate that is established and adjusted periodically by the committee of management that administers the Executive Deferred Compensation Plan.

A participant who is actively employed generally may not withdraw or otherwise access any amounts credited under the Executive Deferred Compensation Plan. However, at the time a participant elects to make elective contributions, that participant may elect to have all contributions made pursuant to that election for that year distributed as of January 1 of any subsequent year, subject however, to any restriction imposed under IRC Section 409A. The distribution shall be made within 60 days of January 1 of the specified year or, if earlier, the date required in the event of cessation of employment, retirement or disability, as described below. Furthermore, amounts may be withdrawn in the event of an "unforeseeable emergency," within the meaning of IRC Section 409A(a)(2)(B)(ii). Any such early withdrawal must be approved by the committee of management administering the Executive Deferred Compensation Plan and may not exceed the amount necessary to meet the emergency, taking into account other assets available to the participant, as well as any taxes incurred as a result of the distribution. If the committee of management administering the Executive Deferred Compensation Plan approves a distribution on this basis, the distribution shall be made as soon as practicable thereafter; and the participant's right to make elective contributions shall be suspended until the first day of the following year, subject to enrollment procedures. If a participant ceases to be actively employed, retires or becomes disabled, the participant will receive the value of his or her account within 90 days after he or she became eligible for the distribution unless the participant is a "specified participant" under IRC Section 409A, in which case the distribution will be paid on the date that is six months and one day after the date of separation, unless the "specified participant" dies before that time. Under current IRC Section 409A, each of our NEOs is considered a "specified participant."  In the event of termination due to death, the balance of the account will be distributed in one lump sum to the participant's designated beneficiary within 90 days after the date of the participant's death. A distribution from the Executive Deferred Compensation Plan is taxed as ordinary income and is not eligible for any special tax treatment. The Executive Deferred Compensation Plan is designed and administered to comply with the IRC Section 409A regulations.

Group Retirement Savings Plan and Deferred Profit Sharing Plan (LoyaltyOne, Co.)
The LoyaltyOne, Co. Group Retirement Savings Plan ("GRSP"), is a group retirement savings plan registered with the Canada Revenue Agency. Contributions made by Canadian associates on their behalf or on behalf of their spouse to the GRSP, and income earned on these contributions, are not taxable to associates until withdrawn from the GRSP. Associate contributions eligible for company match may not exceed the overall maximum allowed by the Income Tax Act (Canada); the maximum tax-deductible GRSP contribution is set by the Canada Revenue Agency each year. The Deferred Profit Sharing Plan ("DPSP") is a legal trust registered with the Canada Revenue Agency. Eligible full-
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time associates can participate in the GRSP after three months of employment and eligible part-time associates after six months of employment. Associates become eligible to receive company matching contributions into the DPSP on the first day following three months of employment. Based on the eligibility guidelines, the company matches up to 5% of contributions dollar-for-dollar. Contributions made to the DPSP reduce an associate's maximum contribution amounts to the GRSP under the Income Tax Act (Canada) for the following year. All company matching contributions into the DPSP vest after receipt of one continuous year of DPSP contributions.

Canadian Supplemental Executive Retirement Plan (LoyaltyOne, Co.)
We adopted the Canadian Supplemental Executive Retirement Plan in June 2009, to be effective as of January 1, 2009. The purpose of the Canadian Supplemental Executive Retirement Plan is to help participants maximize company contributions that are otherwise restricted due to statutory limitations. To be eligible to participate in the Canadian Supplemental Executive Retirement Plan, an individual must: (1) be a full-time Canadian employee of LoyaltyOne, Co., one of our wholly-owned subsidiaries; (2) be in a vice president or higher position that has been designated as a member of a group of "key executives"; and (3) be a participant in the LoyaltyOne, Co. GRSP. All contributions to the Canadian Supplemental Executive Retirement Plan are made by LoyaltyOne, Co. in an amount equal to the maximum employer contributions which would be made to the participant's DPSP account if the maximum contribution provisions of the Income Tax Act (Canada) were not applicable, less actual employer contributions to the participant's DPSP account.

Contributions made under the Canadian Supplemental Executive Retirement Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments. A participant becomes 100% vested in the Canadian Supplemental Executive Retirement Plan contributions after achieving one year of vesting service, which may be the same year of vesting service under the DPSP. In the event of a change in control, as defined under the Canadian Supplemental Executive Retirement Plan, participants will be 100% vested in the Canadian Supplemental Executive Retirement Plan contributions. Account balances are credited or debited, as applicable, at least annually with deemed investment earnings or losses calculated assuming one hundred percent of the participant's account were invested in the balanced funds provided as an investment option under the DPSP or such alternative investment funds as may be determined by the LoyaltyOne, Co. retirement council from time to time.

A participant who is actively employed generally may not withdraw or otherwise access any amounts credited under the Canadian Supplemental Executive Retirement Plan. If a participant ceases to be actively employed other than due to the participant's death or termination for cause, retires or becomes disabled, the participant will receive the value of his or her account, less applicable withholding taxes, within 90 days after he or she became eligible for the distribution. In the event of termination due to death, the balance of the account will be distributed in one lump sum, less applicable withholding taxes, to the participant's designated beneficiary within 90 days after the date LoyaltyOne, Co. receives formal notification of the participant's death. In the event of a participant's termination of employment for cause as defined in the Canadian Supplemental Executive Retirement Plan, such participant will forfeit the balance of his or her account, whether vested or unvested. A distribution from the Canadian Supplemental Executive Retirement Plan is taxed as ordinary income and is not eligible for any special tax treatment.

Alliance Data Systems 401(k) and Retirement Savings Plan
The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986. The company amended its 401(k) and Retirement Savings Plan effective January 1, 2014. The 401(k) and Retirement Savings Plan is an IRS-approved safe harbor plan design that eliminates the need for most discrimination testing. Eligible employees can participate in the 401(k) and Retirement Savings Plan immediately upon joining the company and after 180 days of employment begin receiving company matching contributions. In addition, "seasonal" or "on-call" employees must complete a year of eligibility service before they may participate in the 401(k) and Retirement Savings Plan. The 401(k) and Retirement Savings Plan permits eligible employees to make Roth elective deferrals, effective November 1, 2012, which are included in the employee's taxable income at the time of contribution, but not when distributed. Regular, or Non-Roth, elective deferrals made by employees, together with contributions by the company to the 401(k) and Retirement Savings Plan, and income earned on these contributions, are not taxable to employees until withdrawn from the 401(k) and Retirement Savings Plan. The 401(k) and Retirement Savings Plan covers U.S. employees, who are at least 18 years old, of ADS Alliance Data Systems, Inc., one of the company's wholly-owned subsidiaries, and any other subsidiary or affiliated organization that adopts this 401(k) and Retirement Savings Plan. The company, and all of its U.S. subsidiaries, are currently covered under the 401(k) and Retirement Savings Plan.
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Through December 31, 2013, the company matched dollar-for-dollar on the first three percent of savings, and an additional fifty cents for each dollar an employee contributed for savings of more than three percent and up to five percent of pay. Effective January 1, 2014, the company matches dollar-for-dollar up to five percent of savings. All company matching contributions are immediately vested. In addition to the company match, the company may make an additional annual discretionary contribution based on the company's profitability. This contribution, subject to our board of directors' approval, is based on a percentage of pay and is subject to a separate three-year cliff vesting schedule. The discretionary contribution vests in full upon achieving three years of service for participants with less than three years of service. All of these contributions vest immediately if the participating employee has more than three years of service, attains age 65, becomes disabled, dies or if the 401(k) and Retirement Savings Plan terminates. The participants in the plan can direct their contributions and the company's matching contribution to numerous investment options, including the company's common stock.

In 2013, 2014 and 2015, we made regular matching contributions under the 401(k) and Retirement Savings Plan as described in the preceding paragraph, and an additional discretionary contribution was approved by our board of directors in an amount equal to approximately 2% of the participant's compensation (as defined in the 401(k) and Retirement Savings Plan) during the 2013 plan year and 1% in the 2014 plan year, which amount may be integrated with the Social Security wage base to the extent permitted under IRC Section 401(l).

On July 20, 2001, we registered 1,500,000 shares of our common stock for issuance in accordance with our 401(k) and Retirement Savings Plan pursuant to a Registration Statement on Form S-8, File No. 333-65556. As of March 15, 2016, 642,128 of such shares remain available for issuance.

Indemnification Agreements
We have entered into indemnification agreements with each of our NEOs so that they may serve the company without undue concern for their protection in connection with their services. Under these indemnification agreements, if a current or former executive officer is made a party or is threatened to be made a party, as a witness or otherwise, to any threatened, pending or completed action, suit, inquiry or other proceeding by reason of any action or inaction on his or her part while acting on behalf of the company, the board of directors may approve payment or reimbursement of properly documented expenses, including judgments, fines, penalties, attorneys' fees and other costs reasonably incurred by the executive officer in connection with such proceeding, to the extent not paid by applicable insurance policies. This indemnification only applies to the extent permitted by Delaware general corporation law, and the company will not be liable for damages or judgments: (1) based upon or attributable to the executive officer gaining any personal profit or advantage to which the executive officer was not legally entitled; (2) with respect to an accounting of profits made from the purchase or sale by the executive officer of securities of the company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended; or (3) resulting from an adjudication that the executive officer committed an act of active and deliberate dishonesty with actual dishonest purpose and intent, which act was material to the cause of action adjudicated.

NON-GAAP PERFORMANCE MEASURES FOR 2015:

As described above, pursuant to IRC Section 162(m), tax deductions available for performance-based compensation paid to certain executive officers for 2015 were dependent, in part, upon the attainment of adjusted EBITDA targets as defined herein. Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on accounting principles generally accepted in the United States of America, plus stock compensation expense, provision for income taxes, interest expense, net, depreciation and other amortization, and amortization of purchased intangibles. For a reconciliation of adjusted EBITDA to net income for the year ended December 31, 2015, see Appendix A.
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DIRECTOR AND EXECUTIVE
OFFICER COMPENSATION

The following tables and accompanying narratives set forth the compensation paid to our chief executive officer, chief financial officer and the next three most highly paid executive officers for the fiscal years ended December 31, 2013, 2014 and 2015:

SUMMARY COMPENSATION TABLE:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)	Total ($)
Edward J. Heffernan President and Chief Executive Officer	2015	1,114,000	167,100	5,420,550	-	1,691,052	280,251		59,021	8,731,974
	2014	1,081,500	-	5,325,675	-	2,057,013	180,562		82,700	8,727,450
	2013	1,050,000	-	4,232,768	-	2,072,700	180,897		76,338	7,612,703
Charles L. Horn Executive Vice President and Chief Financial Officer	2015	609,000	60,900	1,557,296	-	616,308	19,670		52,236	2,915,410
	2014	580,000	-	1,515,334	-	735,440	10,154		76,894	2,917,822
	2013	550,000	-	1,190,247	-	723,800	7,234		72,372	2,543,653
Bryan J. Kennedy Executive Vice President and President, Epsilon	2015	585,000	41,550	1,983,925	-	524,745	32,198		54,642	3,222,060
	2014	565,000	200,000	2,132,030	-	270,070	16,735		49,235	3,233,070
	2013	540,000	-	1,812,740	-	540,000	11,301		69,358	2,973,399
Melisa A. Miller Executive Vice President and President, Card Services	2015	585,000	79,560	1,884,729	-	620,100	57,880		43,863	3,271,132
	2014	540,000	-	1,793,302	-	751,680	42,654		57,860	3,185,496
	2013	460,000	-	1,374,532	-	676,660	35,581		46,219	2,592,992
Bryan A. Pearson(8) Executive Vice President and President, LoyaltyOne	2015	433,500	177,735	2,083,122	-	245,795	11,158	(9)	182,857	3,134,167
	2014	494,788	16,328	2,165,250	-	478,460	22,604	(9)	348,429	3,525,859
	2013	508,356	13,726	1,812,740	-	582,068	29,700	(9)	271,050	3,217,640

(1)
This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan. See "Nonqualified Deferred Compensation" table for additional information. In 2015, $389,900 was deferred by Mr. Heffernan, $30,450 was deferred by Mr. Horn and $193,050 was deferred by Mr. Kennedy; in 2014, $356,895 was deferred by Mr. Heffernan, $58,000 was deferred by Mr. Horn and $113,000 was deferred by Mr. Kennedy; and in 2013, $315,000 was deferred by Mr. Heffernan, $38,500 was deferred by Mr. Horn and $106,704 was deferred by Mr. Kennedy.

(2)
Amounts in this column represent discretionary payments under our non-equity incentive plan to the executive officers by the chief executive officer, and with regard to the chief executive officer, discretionary payments under our non-equity incentive plan compensation by the board of directors.

(3)
Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, which for 2015 represents the closing market price of our common stock of $284.23 per share on the grant date of February 17, 2015. These amounts may not correspond to the actual value that will be realized by the NEOs. To see the value of awards made to the NEOs in 2015, see the Fiscal Year 2015 Grants of Plan Based Awards table below. Awards included in the Stock Awards and Option Awards columns were granted pursuant to the 2010 Omnibus Incentive Plan. Additional details are included above under the caption "Long-Term Equity Incentive Compensation."

(4)
This column includes amounts deferred pursuant to the Executive Deferred Compensation Plan, which amounts are not paid or deferred until February of the following year. In 2016, $650,353 was deferred by Mr. Heffernan, $186,877 was deferred by Mr. Kennedy and $349,830 was deferred by Ms. Miller; in 2015, $678,814 was deferred by Mr. Heffernan, $73,544 was deferred by Mr. Horn, $94,014 was deferred by Mr. Kennedy and $375,840 was deferred by Ms. Miller; and in 2014, $621,810 was deferred by Mr. Heffernan, $36,190 was deferred by Mr. Horn, $108,000 was deferred by Mr. Kennedy and $338,330 was deferred by Ms. Miller.

(5)
Amounts in this column reflect the amounts earned and paid to each NEO in February 2014, 2015 and 2016 for 2013, 2014 and 2015 performance, respectively, under the 2010 Omnibus Incentive Plan. For the 2015 performance year, these amounts are the actual amounts earned under the awards described in the Fiscal Year 2015 Grants of Plan-Based Awards table below. These payout amounts were computed in accordance with the pre-determined formula for the calculation of performance-based non-equity incentive compensation and the applicable weightings as set forth above in the Compensation Discussion and Analysis.

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(6)
Amounts in this column consist entirely of above-market earnings on compensation deferred pursuant to the Executive Deferred Compensation Plan, as described below following the Nonqualified Deferred Compensation table. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7.5% annual interest rate credited by the company on contributions during 2015.

(7)	See the All Other Compensation table below for further information regarding amounts included in this column.
(8)
Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable year (for 2015 amounts, an exchange rate of 0.7225 U.S. Dollars per Canadian Dollar; for 2014 amounts, an exchange rate of 0.8605 U.S. Dollars per Canadian Dollar and for 2013 amounts, an exchange rate of 0.9414 U.S. Dollars per Canadian Dollar).

(9)	This amount represents the deemed investment earnings (losses) credited to Mr. Pearson pursuant to the terms of the Canadian Supplemental Executive Retirement Plan.
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ALL OTHER COMPENSATION:

Name	Year	Registrant Contributions to 401(k) or Other Retirement Savings Plans ($)		Registrant Contributions to Deferred Compensation Plans ($)		Life Insurance Premiums ($)	Medical and Dental Insurance Premiums ($)		Disability Insurance Premiums ($)		Other ($)	Perquisites and Personal Benefits ($)
Edward J. Heffernan	2015	17,280		20,000		59	13,826		331		-	7,525	(1)
	2014	20,926		40,000		71	13,826		331		-	7,546
	2013	18,221		40,000		71	12,718		379		-	4,949
Charles L. Horn	2015	17,280		18,992		59	13,826		331		-	1,748	(2)
	2014	20,926		40,000		71	13,826		331		-	1,740
	2013	17,464		40,000		71	12,718		379		-	1,740
Bryan J. Kennedy	2015	17,280		12,480		59	15,873		331		-	8,619	(3)
	2014	16,963		11,947		71	15,873		331		-	4,050
	2013	18,885		26,021		71	13,853		379		-	10,149
Melisa A. Miller	2015	17,280		12,367		59	13,826		331		-	-
	2014	19,426		24,206		71	13,826		331		-	-
	2013	18,198		14,853		71	12,718		379		-	-
Bryan A. Pearson(4)	2015	9,165	(5)	35,161	(6)	-	117,566	(7)	5,673	(8)	-	15,292	(9)
	2014	10,726		41,243		-	273,261		6,757		-	16,442
	2013	11,424		49,153		339	190,600		2,184		-	17,350

(1)	This amount represents $4,770 in supplemental life insurance premiums and $2,755 for an executive physical.
(2)	This amount represents $1,748 in supplemental life insurance premiums.
(3)	This amount represents $5,704 for personal use of a country club membership and $2,915 for an executive physical.
(4)
Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable year (for 2015 amounts, an exchange rate of 0.7225 U.S. Dollars per Canadian Dollar; for 2014 amounts, an exchange rate of 0.8605 U.S. Dollars per Canadian Dollar and for 2013 amounts, an exchange rate of 0.9414 U.S. Dollars per Canadian Dollar).

(5)	This amount represents the company's contributions to Mr. Pearson's account pursuant to the DPSP.
(6)	This amount represents the company's contributions to Mr. Pearson's account pursuant to the Canadian Supplemental Executive Retirement Plan.
(7)	This amount includes medical, dental and wellness insurance premiums and $112,484 in required employer health tax, and a wellness program for emergency medical assistance outside of Canada.
(8)	This amount includes both short-term and long-term disability insurance premiums.
(9)
This amount includes $6,529 in supplemental life insurance premiums, $1,782 in long-term illness premiums, $1,829 in company subsidized parking, $1,405 executive physical and $3,747 personal use of a country club membership. Each of these items was either reimbursed directly to Mr. Pearson or directly paid on behalf of Mr. Pearson.

A L L I A N C E  D A T A    34

FISCAL YEAR 2015 GRANTS OF PLAN-BASED AWARDS:

The following table provides information about equity and non-equity awards granted to the NEOs in 2015, including performance-based non-equity incentive compensation awards and restricted stock unit awards. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value of Equity Awards Granted in 2015 ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Edward J. Heffernan	2/17/15								3,814	(3)			1,084,053
Edward J. Heffernan	2/17/15				7,629	15,257	(4)	22,886					4,336,497
Edward J. Heffernan		501,300	1,671,000	3,342,000
Charles L. Horn	2/17/15								1,095	(5)			311,232
Charles L. Horn	2/17/15				2,192	4,384	(6)	6,576					1,246,064
Charles L. Horn		182,700	609,000	1,218,000
Bryan J. Kennedy	2/17/15								1,396	(7)			396,785
Bryan J. Kennedy	2/17/15				2,792	5,584	(8)	8,376					1,587,140
Bryan J. Kennedy		175,500	585,000	1,170,000
Melisa A. Miller	2/17/15								1,326	(9)			376,889
Melisa A. Miller	2/17/15				2,653	5,305	(10)	7,958					1,507,840
Melisa A. Miller		175,500	585,000	1,170,000
Bryan A. Pearson	2/17/15								1,465	(11)			416,397
Bryan A. Pearson	2/17/15				2,932	5,864	(12)	8,796					1,666,725
Bryan A. Pearson(13)		130,050	433,500	867,000

(1)
Awards shown in this column were granted pursuant to the 2010 Omnibus Incentive Plan. Actual payout amounts of these awards have already been determined and were paid in February 2016, and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Full grant date fair value of equity awards granted in 2015 is computed in accordance with FASB ASC 718 and reflects the total amount of the award to be spread over the applicable vesting period. The amount recognized for financial reporting purposes under FASB ASC 718 of the target awards granted is included in the Stock Awards and Option Awards columns of the Summary Compensation Table above.

(3)
The award is for 3,814 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 1,258 units on 2/17/16 and will lapse on 1,259 units on 2/17/17 and on 1,297 units on 2/20/18.

(4)
The award is for 15,257 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/17/16, 100% of the original award of 15,257 performance-based restricted stock units granted on 2/17/15, or 15,257 units, were earned and the restrictions on 5,034 units lapsed. The restrictions will lapse on 5,035 units on 2/17/17 and on 5,188 units on 2/20/18.

(5)
The award is for 1,095 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 361 units on 2/17/16 and will lapse on 361 units on 2/17/17 and on 373 units on 2/20/18.

(6)
The award is for 4,384 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/17/16, 100% of the original award of 4,384 performance-based restricted stock units granted on 2/17/15, or 4,384 units, were earned and the restrictions on 1,446 units lapsed. The restrictions will lapse on 1,447 units on 2/17/17 and on 1,491 units on 2/20/18.

(7)
The award is for 1,396 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 460 units on 2/17/16 and will lapse on 461 units on 2/17/17 and on 475 units on 2/20/18.

(8)
The award is for 5,584 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/17/16, 100% of the original award of 5,584 performance-based restricted stock units granted on 2/17/15, or 5,584 units, were earned and the restrictions on 1,842 units lapsed. The restrictions will lapse on 1,843 units on 2/17/17 and on 1,899 units on 2/20/18.

(9)
The award is for 1,326 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 437 units on 2/17/16 and will lapse on 438 units on 2/17/17 and on 451 units on 2/20/18.

(10)
The award is for 5,305 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/17/16, 100% of the original award of 5,305 performance-based restricted stock units granted on 2/17/15, or 5,305 units, were earned and the restrictions on 1,750 units lapsed. The restrictions will lapse on 1,751 units on 2/17/17 and on 1,804 units on 2/20/18.

(11)
The award is for 1,465 shares of common stock represented by time-based restricted stock units. The restrictions lapsed on 483 units on 2/17/16 and will lapse on 483 units on 2/17/17 and on 499 units on 2/20/18.

A L L I A N C E  D A T A    35

(12)
The award is for 5,864 shares of common stock represented by performance-based restricted stock units, which could be adjusted up or down at the time of vesting. On 2/17/16, 100% of the original award of 5,864 performance-based restricted stock units granted on 2/17/15, or 5,864 units, were earned and the restrictions on 1,935 units lapsed. The restrictions will lapse on 1,935 units on 2/17/17 and on 1,994 units on 2/20/18.

(13)
Amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. We used an exchange rate of 0.7225 U.S. Dollars per Canadian Dollar, which was the prevailing exchange rate as of December 31, 2015, to convert the amounts paid to U.S. Dollars.

A L L I A N C E  D A T A    36

FISCAL YEAR 2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END:

The following table provides information on the holdings of stock options and restricted stock units by the NEOs. This table includes unexercised stock options and unvested restricted stock units. Each equity award is shown separately for each NEO, with the corresponding vesting schedule for each award in the footnotes following this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edward J. Heffernan	15,223			63.35	2/21/17
Edward J. Heffernan						8,221	(2)	2,273,682
Edward J. Heffernan						10,564	(3)	2,921,685
Edward J. Heffernan						13,624	(4)	3,767,990
Edward J. Heffernan						15,257	(5)	4,219,628
Charles L. Horn						2,343	(6)	648,004
Charles L. Horn						2,972	(7)	821,966
Charles L. Horn						3,877	(8)	1,072,262
Charles L. Horn						4,384	(9)	1,212,483
Bryan J. Kennedy	7,724			43.01	2/13/16
Bryan J. Kennedy	4,872			63.35	2/21/17
Bryan J. Kennedy						3,213	(10)	888,619
Bryan J. Kennedy						4,525	(11)	1,251,479
Bryan J. Kennedy						5,455	(12)	1,508,689
Bryan J. Kennedy						5,584	(13)	1,544,367
Melisa A. Miller						2,788	(14)	771,077
Melisa A. Miller						3,431	(15)	948,912
Melisa A. Miller						4,588	(16)	1,268,903
Melisa A. Miller						5,305	(17)	1,467,204
Bryan A. Pearson	3,724			43.01	2/13/16
Bryan A. Pearson	4,628			63.35	2/21/17
Bryan A. Pearson						3,298	(18)	912,128
Bryan A. Pearson						4,525	(19)	1,251,479
Bryan A. Pearson						5,539	(20)	1,531,921
Bryan A. Pearson						5,864	(21)	1,621,806

(1)
Market values of the restricted stock unit awards shown in this table are based on the closing market price of our common stock as of December 31, 2015, which was $276.57, and assumes the satisfaction of the applicable vesting conditions.

(2)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on on 1,258 units on 2/17/16, on 1,238 units on 2/18/16 and on 1,893 units on 2/21/16; the restrictions are scheduled to lapse on 1,259 units on 2/17/17, on 1,276 units on 2/21/17 and on 1,297 units on 2/20/18.

(3)	Stock units subject to performance-based restrictions. On 2/21/16, based on meeting an EBT growth hurdle for 2013, the restrictions subsequently lapsed on 10,564 units.
(4)
Stock units subject to performance-based restrictions. On 2/18/16, based on meeting an EBT growth hurdle for 2014, the restrictions subsequently lapsed on 6,710 units; the restrictions are scheduled to lapse on 6,914 units on 2/21/17.

(5)
Stock units subject to performance-based restrictions. On 2/17/16, 100% of the original award of 15,257 performance-based restricted stock units granted on 2/17/15, or 15,257 units, were earned and the restrictions on 5,034 units lapsed. The restrictions will lapse on 5,035 units on 2/17/17 and on 5,188 units on 2/20/18.

(6)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 361 units on 2/17/16, on 352 units on 2/18/16 and on 533 units on 2/21/16; the restrictions are scheduled to lapse on 361 units on 2/17/17, on 363 units on 2/21/17 and on 373 units on 2/20/18.

(7)	Stock units subject to performance-based restrictions. On 2/21/16, based on meeting an EBT growth hurdle for 2013, the restrictions
A L L I A N C E  D A T A    37

subsequently lapsed on 2,972 units.
(8)
Stock units subject to performance-based restrictions. On 2/18/16, based on meeting an EBT growth hurdle for 2014, the restrictions subsequently lapsed on 1,909 units; the restrictions are scheduled to lapse on 1,968 units on 2/21/17.

(9)
Stock units subject to performance-based restrictions. On 2/17/16, 100% of the original award of 4,384 performance-based restricted stock units granted on 2/17/15, or 4,384 units, were earned and the restrictions on 1,446 units lapsed. The restrictions will lapse on 1,447 units on 2/17/17 and on 1,491 units on 2/20/18.

(10)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 460 units on 2/17/16, on 495 units on 2/18/16 and on 811 units on 2/21/16; the restrictions are scheduled to lapse on 461 units on 2/17/17, on 511 units on 2/21/17 and on 475 units on 2/20/18.

(11)	Stock units subject to performance-based restrictions. On 2/21/16, based on meeting an EBT growth hurdle for 2013, the restrictions subsequently lapsed on 4,525 units.
(12)
Stock units subject to performance-based restrictions. On 2/18/16, based on meeting an EBT growth hurdle for 2014, the restrictions subsequently lapsed on 2,687 units; the restrictions are scheduled to lapse on 2,768 units on 2/21/17.

(13)
Stock units subject to performance-based restrictions. On 2/17/16, 100% of the original award of 5,584 performance-based restricted stock units granted on 2/17/15, or 5,584 units, were earned and the restrictions on 1,842 units lapsed. The restrictions will lapse on 1,843 units on 2/17/17 and on 1,899 units on 2/20/18.

(14)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 437 units on 2/17/16, on 417 units on 2/18/16 and on 615 units on 2/21/16; the restrictions are scheduled to lapse on 438 units on 2/17/17, on 430 units on 2/21/17 and on 451 units on 2/20/18.

(15)	Stock units subject to performance-based restrictions. On 2/21/16, based on meeting an EBT growth hurdle for 2013, the restrictions subsequently lapsed on 3,431 units.
(16)
Stock units subject to performance-based restrictions. On 2/18/16, based on meeting an EBT growth hurdle for 2014, the restrictions subsequently lapsed on 2,259 units; the restrictions are scheduled to lapse on 2,329 units on 2/21/17.

(17)
Stock units subject to performance-based restrictions. On 2/17/16, 100% of the original award of 5,305 performance-based restricted stock units granted on 2/17/15, or 5,305 units, were earned and the restrictions on 1,750 units lapsed. The restrictions will lapse on 1,751 units on 2/17/17 and on 1,804 units on 2/20/18.

(18)
Stock units subject to time-based restrictions. The restrictions subsequently lapsed on 483 units on 2/17/16, on 503 units on 2/18/16 and on 811 units on 2/21/16; the restrictions are scheduled to lapse on 483 units on 2/17/17, on 519 units on 2/21/17 and on 499 units on 2/20/18.

(19)	Stock units subject to performance-based restrictions. On 2/21/16, based on meeting an EBT growth hurdle for 2013, the restrictions subsequently lapsed on 4,525 units.
(20)
Stock units subject to performance-based restrictions. On 2/18/16, based on meeting an EBT growth hurdle for 2014, the restrictions subsequently lapsed on 2,728 units; the restrictions are scheduled to lapse on 2,811 units on 2/21/17.

(21)
Stock units subject to performance-based restrictions. On 2/17/16, 100% of the original award of 5,864 performance-based restricted stock units granted on 2/17/15, or 5,864 units, were earned and the restrictions on 1,935 units lapsed. The restrictions will lapse on 1,935 units on 2/17/17 and on 1,994 units on 2/20/18.

A L L I A N C E  D A T A    38

FISCAL YEAR 2015 OPTION EXERCISES AND STOCK VESTED:

The following table provides information on stock option exercises and restricted stock units vested during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward J. Heffernan	21,482	5,412,334	34,248(1)	9,660,537
Charles L. Horn	-	-	10,641(2)	3,001,090
Bryan J. Kennedy	-	-	16,111(3)	4,543,239
Melisa A. Miller	-	-	11,606(4)	3,273,732
Bryan A. Pearson	4,000	923,844	15,982(5)	4,507,036

(1)	Of the 34,248 shares acquired by Mr. Heffernan on vesting, 14,370 shares were withheld to pay withholding taxes.
(2)	Of the 10,641 shares acquired by Mr. Horn on vesting, 4,330 shares were withheld to pay withholding taxes.
(3)	Of the 16,111 shares acquired by Mr. Kennedy on vesting, 6,490 shares were withheld to pay withholding taxes.
(4)	Of the 11,606 shares acquired by Ms. Miller on vesting, 5,440 shares were withheld to pay withholding taxes.
(5)	Of the 15,982 shares acquired by Mr. Pearson on vesting, 7,918 shares were withheld to pay withholding taxes.

All values in this table reflect gross amounts before payment of any applicable withholding tax and broker commissions. For Stock Awards, the value realized on vesting is calculated by multiplying the number of shares vested by the average of the high and low prices of our common stock on the NYSE during the trading hours on the date of vesting.

A L L I A N C E  D A T A    39

NONQUALIFIED DEFERRED COMPENSATION:

The table below provides information on the nonqualified deferred compensation of the NEOs in 2015, including contributions by each NEO and by the company and earnings on contributions credited during 2015:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Edward J. Heffernan	1,068,714	20,000	508,865	-	7,586,651
Charles L. Horn	103,994	18,992	35,356	-	536,267
Bryan J. Kennedy	287,064	12,480	62,682	-	1,012,980
Melisa A. Miller	375,840	12,367	112,095	187,012	1,645,179
Bryan A. Pearson(4)	-	35,161	11,158	-	292,127

(1)
In 2015, the following amounts were deferred from salary:  $389,900 by Mr. Heffernan, $30,450 by Mr. Horn and $193,050 by Mr. Kennedy. In 2015, the following amounts were deferred from non-equity incentive compensation earned in 2014: $678,814 by Mr. Heffernan, $73,544 by Mr. Horn, $94,014 by Mr. Kennedy and $375,840 by Ms. Miller.

(2)	All amounts in this column were included in the All Other Compensation column of the Summary Compensation Table above.
(3)
The amounts in this column include all interest accrued on contributions under the Executive Deferred Compensation Plan for U.S. executives. The above-market portion of such earnings, as defined by the SEC, is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above. For Mr. Pearson, the amount in this column reflects the deemed investment earnings (losses) credited pursuant to the terms of the Canadian Supplemental Executive Retirement Plan.

(4)
Mr. Pearson is a Canadian executive. As a result, he is not eligible for Alliance Data's EDCP which is offered to U.S. executives. Canadian Supplemental Executive Retirement Plan amounts included for Mr. Pearson are shown in U.S. Dollars but were paid to Mr. Pearson in Canadian Dollars. We used an exchange rate of 0.7225 U.S. Dollars per Canadian Dollar, which was the prevailing exchange rate as of December 31, 2015, to convert the amounts paid to U.S. Dollars.

A L L I A N C E  D A T A    40

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL:

The following table shows estimated payouts to our NEOs in the event of a termination of employment under the circumstances described under the caption "Termination Following a Change in Control," and assuming such event occurred as of December 31, 2015. In accordance with rules prescribed by the SEC, the amounts included with respect to equity awards have been calculated using the closing price of our common stock on December 31, 2015, which was $276.57. A change in control, however, did not occur on December 31, 2015 and the employment of our NEOs was not terminated on that date.

We believe that executive performance generally may be hampered by distraction, uncertainty and other activities in the event of an actual or threatened change in control event. In September 2003, in order to reduce such adverse effects, we entered into change in control agreements with the then current executive officers, which included Mr. Heffernan. The actual amounts that will be paid or provided to Mr. Heffernan upon an event described in the table below (if such an event were to occur) may differ from the amounts shown.

Messrs. Horn, Kennedy and Pearson and Ms. Miller did not have any contractual payments due upon any termination or change in control as of December 31, 2015 and are therefore not included in the information shown below. Pursuant to our long-term equity grant agreements, in the event of a change in control, if the compensation committee fails to exercise its discretion to accelerate the award or fails to provide for the award's assumption, substitution or other continuation, such awards would automatically vest prior to such change in control, resulting in a payout of $3,754,714, $5,193,155, $5,317,335 and $4,456,096, respectively, to each of Messrs. Horn, Kennedy and Pearson and Ms. Miller assuming such change in control occurred on December 31, 2015.

Edward J. Heffernan:
Payments and Benefits Upon Separation	Change in Control: Termination Without Cause or Termination by Executive Officer for Good Reason ($)	Termination for Any Reason Other than in Connection with a Change in Control ($)
Severance Amount	5,570,000 (1)	-
Pro Rata Target Non-Equity Incentive Compensation for 2015	1,671,000 (2)	-
Benefits	28,314 (3)	-
Value of Accelerated Equity	13,182,986 (4)	-
Excise Tax and Gross-Up(5)	-	-

(1)
Represents the severance amount pursuant to the change in control agreement described above, and is equal to two times the sum of Mr. Heffernan's current base salary and target non-equity incentive compensation.

(2)	Represents Mr. Heffernan's target annual cash bonus prorated for the portion of the year worked, which in this case is the full year, pursuant to the change in control agreement.
(3)
Represents equivalent medical, dental and hospitalization coverage and benefits pursuant to the change in control agreement described above, and is estimated at two times the sum of the cost of Mr. Heffernan's current equivalent benefits.

(4)
Represents the value of Mr. Heffernan's accelerated restricted stock units as if exercised or sold on December 31, 2015, calculated using the closing price of our common stock on December 31, 2015 ($276.57).

(5)
The company annually assesses whether it would have incurred a tax gross-up obligation under Mr. Heffernan's change in control agreement had a change in control occurred on the last day of the applicable fiscal year. The company estimates that no tax gross-up obligation would have been incurred under this agreement if there had been a qualifying termination of Mr. Heffernan's employment immediately following a change in control event on December 31, 2015.

A L L I A N C E  D A T A    41

DIRECTOR COMPENSATION:

Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors. Non-employee director compensation typically includes an annual cash retainer, cash meeting fees and annual equity awards consisting of restricted stock units. Like our executive officers, we review the non-employee director total compensation annually. For 2015, Meridian collected and analyzed comprehensive market data that we used as a benchmark for what we would expect to pay to remain competitive. However, market data is only one of the factors that we consider when assessing the reasonableness of non-employee director compensation. We feel this approach to non-employee director compensation is appropriate because: (1) we are a public company; (2) there continues to be an increased focus on corporate governance, which has been a corresponding drain on the available talent pool for directors; and (3) we want to align our non-employee director compensation plan with our executive compensation plans.

For the 2015-2016 service term of the board of directors, which began in June 2015 and ends in June 2016, the non-employee directors had the opportunity to receive some or all of the annual retainer, committee or chair retainers and meeting fees in the form of equity in lieu of cash. Non-employee director compensation for the 2015-2016 service term of the board of directors included:

Board Retainer (annual)	$75,000
Chair and Committee Retainers (annual)
chair of the board	$125,000
audit committee chair	$25,000
audit committee member	$5,000
compensation committee chair	$20,000
nominating/corporate governance committee chair	$15,000
Meeting Fees (per meeting)
board of directors	$1,500
committee meeting for non-chair committee members	$1,000
committee meeting for committee chairs	$1,500
Equity Award (annual)	$125,000

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2015. Dr. Benveniste did not stand for election at our 2015 Annual Meeting of Stockholders in June 2015. Ms. Tucker was elected to our board of directors on June 3, 2015.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bruce K. Anderson(3)	46,000	165,544	-	-	-	-	211,544
Roger H. Ballou(4)	116,000	121,826	-	-	10,342	-	248,168
Lawrence M. Benveniste, Ph.D.	20,000	-	-	-	14,522	-	34,522
D. Keith Cobb (5)	132,500	121,826	-	-	6,654	-	260,980
E. Linn Draper, Jr., Ph.D. (6)	-	232,869	-	-	2,097	-	234,966
Kenneth R. Jensen (7)	106,500	121,826	-	-	-	-	228,326
Robert A. Minicucci (8)	-	337,499	-	-	-	-	337,499
Laurie A. Tucker (9)	75,000	121,826	-	-	-	-	196,826

(1)
Edward J. Heffernan is not included in this table because he was an executive officer of the company during 2015 and thus received no compensation for his service as a director. The compensation received by Mr. Heffernan as an executive officer of the company is shown in the Summary Compensation Table above.

(2)
This column includes the following amounts deferred pursuant to the Non-Employee Director Deferred Compensation Plan:  $51,250 by Mr. Ballou and $66,250 by Mr. Cobb. For the 2014-2015 service term, Messrs. Draper and Minicucci each elected to receive

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100% of their meeting fees for meetings held during 2014 in the form of equity in lieu of cash, and Messrs. Draper and Minicucci each elected to receive 100% of their meeting fees for meetings held during 2015 in the form of equity in lieu of cash. Messrs. Draper and Minicucci each elected to receive 100%, and Mr. Anderson elected to receive 50%, of their annual cash retainer and committee retainer in the form of equity in lieu of cash for the 2015-2016 service term.

(3)	As of December 31, 2015, Mr. Anderson held 12,068 restricted stock units.
(4)	As of December 31, 2015, Mr. Ballou held 10,263 restricted stock units.
(5)	As of December 31, 2015, Mr. Cobb held 8,071 restricted stock units.
(6)	As of December 31, 2015, Dr. Draper held 15,142 restricted stock units.
(7)	As of December 31, 2015, Mr. Jensen held 2,512 options to purchase shares of our common stock, all of which were vested, and 9,094 restricted stock units.
(8)	As of December 31, 2015, Mr. Minicucci held 19,851 restricted stock units.
(9)	As of December 31, 2015, Ms. Tucker held 418 restricted stock units.

The annual retainers and equity awards, if any, are paid at the beginning of the director's service year, and prior year meeting fees are paid at the end of the service year. Time-based restrictions on the restricted stock units granted to non-employee directors in 2015 will lapse on the earlier of (1) June 28, 2025 or (2) termination of the director's service on our board of directors. The exercise price for stock options granted in prior years is the fair market value of our common stock on the date of the grant, which, according to the terms of each of our equity plans, is equal to the average of the high and low prices on the NYSE during the trading hours on the date of grant. Stock options expire ten years after the date of grant, if unexercised. In addition to our stock ownership guidelines for our directors and executive officers, we have also built stock ownership restrictions into the grants of equity made to the non-employee directors since 2008, with each grant of restricted stock units containing restrictions that lapse on the earlier of 10 years from the date of grant or termination of the director's service on our board of directors.

We offer our non-employee directors the option to defer up to 50% of their cash compensation under our Non-Employee Director Deferred Compensation Plan. Any non-employee director is eligible to participate in the Non-Employee Director Deferred Compensation Plan. To be eligible to make contributions, a director must complete and file an enrollment form prior to the beginning of the calendar year in which the director performs the services for which the election is to be effective. Each of Messrs. Ballou and Cobb elected to make such a deferral in 2015. Participants in the Non-Employee Director Deferred Compensation Plan are always 100% vested in their contributions and related earnings. The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised entirely of above-market earnings on compensation deferred pursuant to the Non-Employee Director Deferred Compensation Plan, as described below. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7.5% annual interest rate credited by the company on contributions during 2015. This interest rate may be adjusted periodically by the committee of management that administers the Non-Employee Director Deferred Compensation Plan, which committee also administers the Executive Deferred Compensation Plan.

The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under FASB ASC 718, which represents the closing market price of our common stock of $291.45 per share on the grant date of June 29, 2015. Awards granted in 2015 and included in the Stock Awards column were granted pursuant to the 2010 Omnibus Incentive Plan, discussed in further detail above under the caption "Equity Incentive Compensation."

We have also entered into an indemnification agreement with each of our directors. These indemnification agreements contain substantially the same terms as described above with respect to our executive officers.
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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2016 (or such other date as set forth below): (1) by each director and nominee for director; (2) by each of the named executive officers included in the Summary Compensation Table set forth under the caption "Director and Executive Officer Compensation"; (3) by all of our directors and executive officers as a group; and (4) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. The shares owned by our directors and named executive officers, as indicated below, may be pledged pursuant to the terms of the individual's customary brokerage agreements.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)
Bruce K. Anderson	842,359	1.4%
Roger H. Ballou	648	*
D. Keith Cobb	0	*
E. Linn Draper, Jr., Ph.D	8,456	*
Edward J. Heffernan(2)	204,552	*
Charles L. Horn	15,918	*
Kenneth R. Jensen	59,756	*
Bryan J. Kennedy(3)	111,327	*
Melisa A. Miller	20,323	*
Robert A. Minicucci	102,723	*
Bryan A. Pearson(4)	90,570	*
Laurie A. Tucker	0	*
All directors and executive officers as a group (14 individuals)(5)	1,474,291	2.5%
BlackRock, Inc.(6)	5,031,536	8.5%
55 East 52nd Street New York, New York 10055
The Vanguard Group, Inc.(7)	5,035,260	8.5%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Waddell & Reed Financial (8)	3,939,940	6.6%
6300 Lamar Avenue Overland Park, Kansas 66202

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of March 15, 2016, and restricted stock units that may vest into shares of common stock within 60 days of March 15, 2016, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based upon 59,312,246 shares of common stock outstanding as of March 15, 2016. In the fourth quarter of 2014, we issued shares of our common stock and granted restricted stock awards for shares of our common stock in exchange for unvested awards to complete the Conversant, Inc. acquisition; 61,346 restricted stock awards have voting rights but are not yet vested for purposes of inclusion in our shares outstanding while 2,485 shares of our common stock are treated as outstanding for purposes of calculating our shares outstanding but have not been issued to former Conversant stockholders as of March 15, 2016.
(2)	Includes options to purchase 15,223 shares of common stock, which are exercisable within 60 days of March 15, 2016.
(3)	Includes options to purchase 4,872 shares of common stock, which are exercisable within 60 days of March 15, 2016; and 600 shares held by Mr. Kennedy as trustee for the Norma Kay Kennedy Living Trust, for which he possesses voting and investment power.
(4)	Includes options to purchase 4,628 shares of common stock, which are exercisable within 60 days of March 15, 2016; and 80,841 shares held by 2456779 Ontario Inc., an Ontario, Canada corporation, of which Mr. Pearson is the sole shareholder, and for which Mr. Pearson possesses voting and investment power.
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(5)	Includes options to purchase an aggregate of 24,723 shares of common stock, which are exercisable within 60 days of March 15, 2016 held by Messrs. Heffernan, Kennedy and Pearson; 600 shares held by Mr. Kennedy as trustee for the Norma Kay Kennedy Living Trust, for which he possesses voting and investment power; and 80,841 shares held by 2456779 Ontario Inc., an Ontario, Canada corporation, of which Mr. Pearson is the sole shareholder, and for which Mr. Pearson possesses voting and investment power. The 14 individuals are comprised of Mses. Miller, Santillan and Tucker, and Messrs. Anderson, Ballou, Cobb, Draper, Heffernan, Horn, Jensen, Kennedy, Minicucci, Motes and Pearson.
(6)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. beneficially owns 5,031,536 shares of common stock, over which it has sole voting power with respect to 4,280,386 of such shares and sole dispositive power with respect to all of such shares, through its subsidiaries, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, Blackrock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited.
(7)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group, Inc. beneficially owns 5,035,260 shares of common stock over which it has sole voting power with respect to 114,101 of such shares; sole dispositive power with respect to 4,913,203 of such shares; shared voting power with respect to 6,300 of such shares; and shared dispositive power with respect to 122,057 of such shares, in part through its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(8)	Based on a Schedule 13G/A filed with the SEC on February 12, 2016, reporting sole voting and dispositive power with respect to an aggregate of 3,939,940 shares of common stock, which may be deemed beneficially owned indirectly by Waddell & Reed Financial, Inc. through each of the following subsidiaries: Waddell & Reed Investment Management Company ("WRIMCO"), Ivy Investment Management Company ("IICO"), Waddell & Reed Financial Services, Inc. ("WRFSI") and Waddell & Reed, Inc. ("WRI"). WRIMCO may be deemed the direct beneficial owner of 1,528,307 shares of common stock, of which it has sole voting and dispositive power as to all such shares, while WRFSI and WRI may each be deemed an indirect beneficial owner of such 1,528,307 shares of common stock. IICO may be deemed the direct beneficial owner of 2,411,633 shares of common stock, of which it has sole voting and dispositive power as to all such shares.
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02

PROPOSAL TWO:
advisory vote on executive compensation

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, which implemented Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are asking that our stockholders approve, on an advisory and non-binding basis, the compensation of our NEOs as such compensation is disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the relevant philosophy, policies and practices used in determining such compensation.

As set forth under the caption "Compensation Discussion and Analysis," our total executive compensation program, assuming sustained above industry-average performance, is designed to reward executive officers at competitive levels. However, the total executive compensation program is also structured to significantly reduce rewards for performance below expectations. The compensation committee believes that this design will attract, retain, and motivate executive officers with the quality and profile required to successfully lead the company and each of its segments in our highly competitive and evolving industries. Payout of certain components of both our non-equity incentive plan compensation and long-term equity incentive plan compensation are subject to meeting or exceeding performance-based metrics set for each fiscal year. The compensation committee sets the performance targets at the beginning of the fiscal year based on certain assumptions about our performance. In 2016, as in prior years, the compensation committee, in determining the actual payout for the 2015 performance-based long-term equity incentive compensation, exercised its discretion to exclude certain items that were not included in those assumptions.

As previously reported, despite substantial negative foreign currency exchange impacts, our fiscal year 2015 financial performance included a year-over-year increase of 21% in revenue, a 17% increase in net income, a 20% increase in adjusted EBITDA and a 20% increase in core earnings per diluted share. See Appendix A to this proxy statement for a discussion and reconciliation of non-GAAP financial measures, including adjusted EBITDA, and core earnings per diluted share.

For the reasons set forth directly above, we are asking our stockholders to indicate their support for this Proposal Two and the compensation paid to our NEOs as described in this proxy statement by voting "FOR" the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to Alliance Data Systems Corporation's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto."

This vote is advisory, and therefore not binding on the company, the board of directors or the compensation committee. However, both the board of directors and the compensation committee value the opinion of our stockholders and will work to address concerns to the extent that there is any significant vote in opposition to the compensation of our NEOs.

√ The Board of Directors unanimously recommends that stockholders vote FOR the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules and regulations of the SEC.
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03

PROPOSAL THREE:
amendment of the certificate of
incorporation to eliminate restrictions on
removal of directors

CURRENT CERTIFICATE OF INCORPORATION PROVIDES DIRECTORS MAY BE REMOVED "ONLY FOR CAUSE":

Article V Section 4 of our Second Amended and Restated Certificate of Incorporation, as amended, currently provides that any director may be removed at any annual or special meeting upon the affirmative vote of more than 50% of the outstanding shares of our voting stock at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him or her, delivered to him or her personally or by mail at his or her last known address at least ten days prior to the date of the stockholders meeting.

RECENT DELAWARE CHANCERY COURT DECISION:

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, which permitted the removal of VAALCO's directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board or cumulative voting in the election of directors, VAALCO's "only for cause" director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid and unenforceable. While this was not a decision by the Delaware Supreme Court and thus is not binding on other Delaware courts, because we do not have a classified board or cumulative voting in the election of directors, the decision raises a question whether Article V Section 4 of our current certificate of incorporation that provides that directors may be removed by the stockholders only for cause is valid and enforceable.

CURRENT BYLAWS:

Section 3.7 of our Fifth Amended and Restated Bylaws adopted by our board of directors on January 26, 2016 provides that unless otherwise restricted by law, the certificate of incorporation or the bylaws, any director may be removed at any annual or special meeting upon the affirmative vote of the holders of a majority of the outstanding shares of our voting stock at that time entitled to vote thereon.

AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO ELIMINATE RESTRICTIONS ON REMOVAL OF DIRECTORS:

The board of directors has unanimously approved, and recommends to the stockholders for approval, an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, to eliminate restrictions on removal of directors from Article V Section 4. The proposed amendment to our Second Amended and Restated Certificate of Incorporation, as amended, is set forth in Appendix B to this proxy statement with deletions indicated by strikeouts and additions indicated by underlining.
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LEGAL EFFECTIVENESS OF PROPOSED AMENDMENT:

If our stockholders approve this Proposal Three, changes to our Second Amended and Restated Certificate of Incorporation will become legally effective when we file a certificate of amendment with the Delaware Secretary of State, which we intend to file shortly after the annual meeting.

STOCKHOLDER APPROVAL REQUIRED:

If a quorum is present, this Proposal Three will be approved by the affirmative vote of a majority of our outstanding common stock. If this Proposal Three is not approved by the requisite vote, then the changes to our Second Amended and Restated Certificate of Incorporation, as amended, will not be filed with the Delaware Secretary of State.

√ The Board of Directors unanimously recommends that stockholders vote FOR the amendment of the Second Amended and Restated Certificate of Incorporation, as amended, to eliminate restrictions on removal of directors.
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AUDIT COMMITTEE REPORT

The audit committee of the board of directors assists the board of directors in fulfilling its oversight responsibilities by reviewing: (1) the integrity of the company's financial statements; (2) the company's compliance with legal and regulatory requirements; (3) the independent accountant's qualifications and independence; and (4) the performance of the company's internal audit department. The audit committee appoints, compensates, and oversees the work of the independent accountant. The audit committee reviews with the independent accountant the plans and results of the audit engagement, approves and pre-approves professional services provided by the independent accountant, considers the range of audit and non‑audit fees, and reviews the adequacy of the company's financial reporting process. The audit committee met with the independent accountant without the presence of any of the other members of the board of directors or management and met with the full board of directors without the presence of the independent accountant to help ensure the independence of the independent accountant. The board of directors has adopted a written charter for the audit committee, posted at http://www.alliancedata.com.

The audit committee obtained from the independent accountant, Deloitte & Touche LLP, a formal written statement describing all relationships between the company and the independent accountant that might bear on the accountant's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board (United States), and has discussed with the independent accountant the independent accountant's independence. Based on the foregoing, the audit committee has satisfied itself that the non‑audit services provided by the independent accountant are compatible with maintaining the independent accountant's independence. The audit committee reviewed with the independent accountant the matters required to be discussed by Auditing Standard No. 16, which superseded Statement on Auditing Standards No. 61, "Communications with Audit Committees," as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. The lead audit partner having primary responsibility for the audit and the concurring audit partner will be rotated at least every five years. The audit committee also discussed with management, internal audit, and the independent accountant the quality and adequacy of the company's disclosure controls and procedures. In addition, the audit committee reviewed with internal audit the risk-based audit plan, responsibilities, budget, and staffing.

The audit committee reviewed and discussed with management, internal audit and the independent accountant the company's system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee discussed the classification of deficiencies under standards established by the Public Company Accounting Oversight Board (United States). Management determined and the independent accountant concluded that no identified deficiency, nor the aggregation of same, rose to the level of a material weakness based on the independent accountant's judgment.

The audit committee reviewed and discussed with management and the independent accountant the audited financial statements for the year ended December 31, 2015. Management has the responsibility for the preparation of the financial statements and the reporting process. The independent accountant has the responsibility for the examination of the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Based on the review and discussions with management and the independent accountant as described in this report, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 31, 2015, as filed with the SEC.

This report has been furnished by the current members of the audit committee.

D. Keith Cobb, Chair
Roger H. Ballou
Kenneth R. Jensen
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04

PROPOSAL FOUR:
ratification of the selection of the
independent registered public
accounting firm

During fiscal year 2015, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See "Fees and Services" below. A representative of Deloitte & Touche LLP is expected to be present at the 2016 annual meeting and will have an opportunity to make a statement if so desired and to answer appropriate questions from the stockholders.

In connection with the audit of the 2015 financial statements, we entered into an engagement letter with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP performed audit services for us. That engagement letter is subject to a limitation on our right to assign or transfer a claim without the prior written consent of Deloitte & Touche LLP. The audit committee does not believe that such provision limits the ability of stockholders to seek redress from Deloitte & Touche LLP.

REQUIRED VOTE AND RECOMMENDATION:

If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 will be ratified. Votes marked "For" Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. An "Abstention" with respect to Proposal Four will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an "Abstention" will have the effect of a vote "Against" Proposal Four. Except as otherwise directed and except for those proxies representing shares held in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan for which no voting preference is indicated, proxies solicited by the board of directors will be voted to approve the selection by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification. If the stockholders do not ratify the selection, the audit committee will reconsider whether it is appropriate to select a different independent registered public accounting firm. In such event, the audit committee may retain Deloitte & Touche LLP, notwithstanding the fact that the stockholders did not ratify the selection, or may select another independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the audit committee reserves the right in its discretion to select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.
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FEES AND SERVICES:

The billed fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, during 2014 and 2015 were as follows:

	2014	2015
Audit Fees (1)	$4,778,020	$5,465,570
Audit-Related Fees (2)	165,500	188,757
Tax Fees (3)	361,977	190,432
All Other Fees (4)	39,176	65,951
Total Fees	$5,344,673	$5,910,710
(1)
Consists of fees for the audits of our financial statements for the years ended December 31, 2014 and 2015, reviews of our interim quarterly financial statements, and evaluation of our compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Consists of fees for accounting consultations, credit card receivables master trust securitizations, review and support for securities issuances as well as acquisition assistance.
(3)	Consists of fees for tax consultation and advice and tax return preparation.
(4)	Consists of all other non-audit related fees, including annual subscription licenses.

Our audit committee has resolved to pre-approve all audit and permissible non-audit services to be performed for us by our independent accountant, Deloitte & Touche LLP. The audit committee pre-approved all fees noted above for 2014 and 2015. Non-audit services that have received pre-approval include tax preparation, tax consultation and advice, assistance with our securitization program and acquisition assistance. The audit committee has considered whether the provision of the above services is compatible with maintaining the registered public accounting firm's independence. The members of our audit committee believe that the payment of the fees set forth above would not prohibit Deloitte & Touche LLP from maintaining its independence.

√ The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2016.
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ADDITIONAL INFORMATION

The board of directors of Alliance Data Systems Corporation is soliciting your proxy to vote at the 2016 annual meeting of stockholders to be held on June 7, 2016 at 1:00 p.m. (local time) and any adjournments or postponements of that meeting. The meeting will be held at our corporate headquarters, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

QUESTIONS AND ANSWERS ABOUT THE PROXY PROCESS:

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
Pursuant to SEC rules, we are providing access to our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials or proxy card contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

We are providing those of our stockholders that have previously requested a paper copy of our proxy materials with paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials. Our proxy materials are also available on our company website at http://www.alliancedata.com.

What is the purpose of holding this meeting?
We are holding the 2016 annual meeting of stockholders to elect eight directors, to hold an advisory vote on executive compensation, to amend the company's certificate of incorporation, and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. The director nominees, all of whom are currently serving as our directors, have been recommended by our nominating/corporate governance committee to serve on our board of directors; and our board of directors has nominated the eight nominees and recommends that our stockholders elect them as directors. The board of directors also recommends that our stockholders (1) approve, on an advisory basis, the compensation of our named executive officers, (2) approve the amendment of the company's certificate of incorporation and (3) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

How does the proxy process and stockholder voting operate?
The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other strategic corporate proposals. The notice of meeting and this proxy statement provide notice of a scheduled stockholder meeting, describe the directors presented for election and include information about (1) the advisory vote on executive compensation, (2) the amendment of the company's certificate of incorporation and (3) the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016, as well as include other information required to be disclosed to stockholders. Stockholders may vote by telephone or through the Internet, or by returning a proxy card, without having to attend the stockholder meeting in person.

By executing a proxy, you authorize Mr. Horn and Ms. Santillan, and each of them, to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a "quorum" of stockholders (a majority of the issued and outstanding shares of common stock as of the record date entitled to vote) must be represented at the meeting in person or by proxy. Because few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the meeting in person or grant a proxy to vote your shares to assure a quorum is present so corporate business can be transacted. If a quorum is not present, we must adjourn the meeting and solicit additional proxies, which is an expensive and time-consuming process that is not in the best interest of our company or its stockholders.
A L L I A N C E  D A T A    52

Why did I receive these materials?
All of our stockholders as of the close of business on April 8, 2016, the record date, are entitled to vote at our 2016 annual meeting. We are required by law to distribute the Notice of Internet Availability of Proxy Materials or a full set of proxy materials to all of our stockholders as of the record date.

What does it mean if I receive more than one set of materials?
This means your ownership of shares is registered under different names. For example, you may own some shares directly as a "registered holder" and other shares through a broker in "street name," or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you either to (i) attend and vote in person (please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from each registered holder a proxy card issued in your name), (ii) vote your shares by telephone or through the Internet by following the instructions provided in each Notice of Internet Availability of Proxy Materials, or (iii) return each signed, dated and marked proxy card if you received a paper copy of the proxy card. If you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

If I own my shares through a broker, how is my vote recorded?
Brokers typically own shares of common stock for many stockholders who are referred to as "beneficial owners." In this situation, the "registered holder" on our stock register is the broker or its nominee. The beneficial owners do not appear in our stockholder register, and their ownership is often referred to as holding shares in "street name." Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform us how many of their clients are beneficial owners, and we provide the broker with the appropriate number and type of proxy materials. Each broker then forwards the appropriate proxy materials to its clients who are beneficial owners to obtain their votes. When you receive proxy materials from your broker, instructions will be included to submit your voting instructions to your broker. Shortly before the meeting, each broker totals the votes and submits a proxy reflecting the aggregate votes of the beneficial owners for whom it holds shares.

How do I vote?
You may attend the annual meeting and vote your shares in person. Please note, however, that if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card. To grant your proxy to vote by mail, sign and date each proxy card you receive, indicating your voting preference on each proposal, and return each proxy card in the prepaid envelope that accompanied that proxy card. If you return a signed and dated proxy card but you do not indicate your voting preference, your shares, except for those shares you own beneficially or in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, will be voted in favor of (1) the eight director nominees, (2) the approval, on an advisory basis, of the compensation of our named executive officers, (3) the approval of the amendment to the company's certificate of incorporation and (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016, all in accordance with the recommendation of our board of directors. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 11:59 p.m. eastern daylight time on June 6, 2016. For shares you own in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your proxy card or voting instructions must be received by June 2, 2016. All outstanding shares of common stock for which you have provided instructions that are received by the applicable deadline will be voted.

Does my vote matter?
Yes. Corporations are required to obtain stockholder approval for the election of directors and certain other important matters. Stockholder participation is not a mere formality. Each share of our common stock held on the record date is entitled to one vote, and every share voted has the same weight. It is also important that you vote to assure that a quorum is present so corporate business can be transacted.

What constitutes a quorum?
Unless a quorum is present at the annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence at the annual meeting, in person or by proxy, of stockholders holding a
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majority of our issued and outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the 2016 annual meeting. Shares that are represented at the annual meeting but abstain from voting on any or all matters and "broker non-votes" (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining whether a quorum is present at the annual meeting. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your shares will not be represented at the meeting for quorum purposes and the trustee cannot vote those shares if you do not provide a proxy with explicit directions to the trustee. The inspector of election appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether a quorum is present, and count all votes and ballots.

What percentage of votes is required to elect directors, to approve, on an advisory basis, the compensation of our named executive officers, to approve the amendment to the company's certificate of incorporation, and to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the company for 2016?
Proposal One:  If a quorum is present, directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy. The number of shares voted "For" a director nominee must exceed the number of votes cast "Against" that nominee. Stockholders may not cumulate their votes with respect to the election of directors. For purposes of the election of directors, "broker non-votes" and "abstentions" will not be counted as votes cast "For" or "Against" the proposal and thus will have no effect on the outcome of the election of directors.

Proposal Two:  If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are voted in favor of Proposal Two, the compensation of our named executive officers will be approved on an advisory basis. Votes marked "For" Proposal Two will be counted in favor of approval, on an advisory basis, of the compensation of our named executive officers. On Proposal Two "broker non-votes" will not be counted as shares entitled to vote for the proposal and thus will have no effect on the outcome of the approval, on an advisory basis, of the compensation of our named executive officers. An "Abstention" with respect to Proposal Two will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an "Abstention" will have the same effect as a vote "Against" Proposal Two.

Proposal Three:  If a quorum is present and a majority of our outstanding shares are voted in favor of Proposal Three, the amendment to the company's certificate of incorporation will be approved. Votes marked "For" Proposal Three will be counted in favor of approval of the amendment to the company's certificate of incorporation. On Proposal Three, "broker non-votes" and "abstentions" will have the same effect as a vote "Against" Proposal Three.

Proposal Four:  If a quorum is present and a majority of the shares represented, in person or by proxy, and entitled to vote are in favor of Proposal Four, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 will be ratified. Votes marked "For" Proposal Four will be counted in favor of ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. An "Abstention" with respect to Proposal Four will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an "Abstention" will have the same effect as a vote "Against" Proposal Four.

What is the effect of not voting?
The effect of not voting depends on how you own your shares. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is present, your unvoted shares will not affect whether a proposal is approved or rejected, except for Proposal Three. If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker with voting instructions, your broker may or may not vote your shares, depending upon the proposal. If you own shares in the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirements, or affect whether a proposal is approved or rejected.

If I do not vote, will my broker vote for me?
If you own your shares through a broker and you do not vote, your broker may vote your shares in its discretion on some "routine matters." However, with respect to other proposals, your broker may not vote your shares for you.
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With respect to these proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement. Proposals One, Two and Three set forth in this proxy statement are not considered to be routine matters and brokers will not be permitted to vote unvoted shares on these three proposals. Proposal Four is a routine matter on which brokers will be permitted to vote unvoted shares.

Is my vote confidential?
It is our policy that all stockholder meeting proxies, ballots and voting records that identify the particular vote of a stockholder are confidential. The vote of any stockholder will not be revealed to anyone other than an inspector of election or a non-employee tabulator of votes, except: (1) as necessary to meet applicable legal and stock exchange listing requirements; (2) to assert claims for or defend claims against us; (3) to allow the inspector of election to certify the results of the stockholder vote; (4) in the event of a contested proxy solicitation; or (5) if a stockholder has requested that their vote be disclosed.

Can I revoke my proxy and change my vote?
You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. However, if your shares are held in street name by a broker, you must contact your broker in order to revoke your proxy.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?
We do not know of any business to be transacted at the 2016 annual meeting other than the election of directors; the approval, on an advisory basis, of compensation of our named executive officers; the approval of an amendment to our certificate of incorporation; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016, each as described in this proxy statement. The period specified in our bylaws for submitting proposals to be considered at the meeting has passed and no proposals were properly submitted and not withdrawn. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

Who counts the votes?
If you are a registered holder, your vote, as provided by mail, telephone or through the Internet, will be returned or delivered directly to Computershare Investor Services for tabulation. As noted above, if you hold your shares through a broker or trustee, your broker or trustee returns one proxy to Computershare on behalf of its clients. Votes will be counted and certified by the inspector of election.

Will you use a soliciting firm to receive votes?
We use Computershare, our transfer agent and their agents, as well as brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies. We will bear the entire cost of solicitation of proxies.

What is the deadline for submitting proposals, including director nominations, for our 2017 annual meeting?
Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials:  If any of our stockholders intends to present a proposal for consideration at the 2017 annual meeting, excluding the nomination of directors, and desires to have such proposal included in the proxy statement and form of proxy distributed by the board of directors with respect to such meeting, such proposal must be in writing and received by us not later than December 22, 2016. Proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals.

Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2017 Annual Meeting:  If any of our stockholders intends to present a proposal for consideration at the 2017 annual meeting without inclusion in the proxy statement and form of proxy, notice of such proposal must be in writing and received by our Corporate Secretary no sooner than November 22, 2016 and no later than December 22, 2016. If any of our stockholders intends to nominate a director for consideration at the 2017 annual meeting without inclusion in the proxy statement and form of proxy, notice of such nomination must be in writing and received by our Corporate
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Secretary no sooner than January 8, 2017 and no later than February 7, 2017. We recently amended our bylaws to adopt a proxy access right. Section 3.5 of our bylaws permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least 3 years shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no sooner than November 22, 2016 and no later than December 22, 2016. Any such notice must comply with our bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority with respect to proxies.

A copy of our bylaws is available from our Corporate Secretary upon written request. Requests or proposals should be directed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials, including our annual report on Form 10-K for the year ended December 31, 2015, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received. If you are a registered holder or if you own shares through the ADS Stock Fund portion of the Alliance Data Systems 401(k) and Retirement Savings Plan, you may request, without charge, a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received or by written request directed to Joseph L. Motes III, Corporate Secretary, Alliance Data Systems Corporation, 7500 Dallas Parkway, Suite 700, Plano, Texas 75024.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Our directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to us and representations from our directors and executive officers, we believe that all Section 16(a) filing requirements for the year ended December 31, 2015 applicable to our directors, executive officers and greater than 10% beneficial owners were satisfied. Based on written representations from our directors and executive officers, we believe that no Forms 5 for directors, executive officers and greater than 10% beneficial owners were required to be filed with the SEC that have not been filed for the year ended December 31, 2015.

INCORPORATION BY REFERENCE:

With respect to any filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings "Report of the Compensation Committee" and "Report of the Audit Committee" shall not be incorporated into such filings nor shall it be deemed "filed."

HOUSEHOLDING OF ANNUAL MEETING MATERIALS:

If you and other residents at your mailing address own shares of common stock in "street name," your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice, known as "householding," is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented and will send one copy of either our Notice of Internet Availability of Proxy Materials or of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt.
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IN ANY EVENT, IF YOU DID NOT RECEIVE AN INDIVIDUAL COPY OF THIS PROXY STATEMENT OR OUR ANNUAL REPORT, WE WILL PROMPTLY SEND A COPY UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO JOSEPH L. MOTES III, CORPORATE SECRETARY, ALLIANCE DATA SYSTEMS CORPORATION, 7500 DALLAS PARKWAY, SUITE 700, PLANO, TEXAS 75024 OR (214) 494-3000.
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OTHER MATTERS

The board of directors knows of no matters that are likely to be presented for action at the 2016 annual meeting other than the election of directors; the advisory vote on executive compensation; the amendment of our certificate of incorporation; and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016, each as previously described. If any other matter properly comes before the 2016 annual meeting for action, it is intended that the persons named in the accompanying proxy and acting hereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

By order of the Board of Directors,
/s/ Robert A. Minicucci
April __, 2016	Robert A. Minicucci
Plano, Texas	Chair of the Board

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APPENDIX A

In addition to financial measures presented in accordance with generally accepted accounting principles, or GAAP, we present financial measures that are non-GAAP measures, such as adjusted EBITDA, constant currency, core earnings and core earnings per diluted share. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provide useful information regarding our performance and overall results of operations.

Constant currency excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency by converting our current period local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. These metrics are an integral part of our internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the table below. The financial measures presented are consistent with our historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)
Adjusted EBITDA:	Year Ended December 31, 2015
Net income	$605.4
Income tax expense	326.2
Total interest expense, net	330.2
Depreciation and other amortization	142.0
Amortization of purchased intangibles	350.1
EBITDA	1,753.9
Regulatory settlement (1)	64.6
Stock compensation expense	91.4
Adjusted EBITDA	$1,909.9

Core Earnings:
Net income	$605.4
Add back non-cash/non-operating items:
Stock compensation expense	91.4
Amortization of purchased intangibles	350.1
Non-cash interest expense (2)	24.1
Non-cash mark-to-market gain on interest rate derivatives	(0.2)
Regulatory settlement (1)	64.6
Income tax effect (3)	(176.1)
Core earnings	959.3
Less: core earnings attributable to non-controlling interest	21.9
Core earnings attributable to common stockholders	$937.4

Weighted average shares outstanding – diluted	62.3
Core earnings per share – diluted	$15.05

(1)	Represents costs associated with the consent orders with the FDIC to provide restitution to eligible customers and $2.5 million in civil penalties.
(2)	Represents amortization of debt issuance costs.
(3)	Represents the tax effect related to the non-GAAP measure adjustments using the effective tax rate.
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APPENDIX B

AMENDMENT TO THE SECOND AMENDED AND RESTATED CERIFICATE OF INCORPORATION, AS AMENDED,
TO ELIMINATE RESTRICTIONS ON REMOVAL OF DIRECTORS

ARTICLE V, SECTION 4

4. Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of the holders of more than 50 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon~~; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him or her, delivered to him or her personally or by mail at his or her last known address at least ten days prior to the date of the stockholders' meeting~~.

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7500 Dallas Parkway
Suite 700
Plano, Texas 75024

214.494.3000
www.alliancedata.com

PRELIMINARY COPY – SUBJECT TO COMPLETION

AllianceData.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2016 (11:59 p.m., Eastern Time, on June 2, 2016 for Alliance Data Systems 401(k) and Retirement Savings Plan participants).

Vote by Internet

- Go to **www.envisionreports.com/ads**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Alliance Data Systems Corporation Annual Meeting Of Stockholders Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain
01 - Bruce K. Anderson	☐	☐	☐
02 - Roger H. Ballou	☐	☐	☐
03 - D. Keith Cobb	☐	☐	☐
04 - E. Linn Draper, Jr.	☐	☐	☐
05 - Edward J. Heffernan	☐	☐	☐
06 - Kenneth R. Jensen	☐	☐	☐
07 - Robert A. Minicucci	☐	☐	☐
08 - Laurie A. Tucker	☐	☐	☐

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	For	Against	Abstain
2. Advisory approval of executive compensation.	☐	☐	☐
3. To amend the certification of incorporation of Alliance Data Systems Corporation to eliminate restrictions on removal of directors.	☐	☐	☐
4. To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of Alliance Data Systems Corporation for 2016.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Alliance Data Systems Corporation

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Notice of 2016 Annual Meeting of Stockholders

This Proxy is Solicited by the Board of Directors of Alliance Data Systems Corporation for use at the Annual Meeting on June 7, 2016.

By signing this proxy, you revoke all prior proxies and appoint Charles L. Horn and Laura Santillan, and each of them, with each having the full power to appoint his or her substitute, to represent and to vote all of the shares of Common Stock of Alliance Data Systems Corporation you held in the account on April 8, 2016 at the Annual Meeting of Stockholders of Alliance Data Systems Corporation, and any adjournment or postponement of such meeting, in the manner specified on the other side of this proxy. Your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 6, 2016 in order to be included in the tabulation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS INDICATED AND VOTED "FOR" THE APPROVAL OF PROPOSALS TWO, THREE AND FOUR, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

In their discretion, Mr. Horn and Ms. Santillan are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action.

NOTICE TO PARTICIPANTS IN THE ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN
This card also constitutes confidential voting instructions for participants in the Alliance Data Systems 401(k) and Retirement Savings Plan. By signing this proxy, you revoke all prior proxies and appoint Wells Fargo Bank, N.A., directed trustee, having the full power to appoint its substitute, to represent and to vote all the shares of Common Stock of Alliance Data Systems Corporation you held in your ADS Stock Fund on April 8, 2016, in the manner specified on the other side of this proxy. Wells Fargo Bank, N.A. will only vote shares as directed and will not vote those for which no direction is received.
<u>Your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 2, 2016 in order to be included in the tabulation.</u>

C Non-Voting Items

Change of Address — Please print your new address below.	**Comments** — Please print your comments below.

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